UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________________________________________________________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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LXP INDUSTRIAL TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO OUR SHAREHOLDERS FROM OUR LEAD INDEPENDENT TRUSTEE AND OUR CHAIRMAN AND CEO
April 6, 2026

515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401
(212) 692-7200
_______________________________________________________________________________________________________________________________________________________________________________
Dear Fellow Shareholders:
On behalf of the Board of Trustees of LXP Industrial Trust, we are pleased to present our 2026 proxy statement and to report on the significant progress we made in 2025. This past year was defined by disciplined execution across our leasing, capital allocation, balance sheet, and governance priorities — producing outcomes that we believe position LXP to deliver sustainable long-term earnings growth and value for our shareholders.
LXP's strategy remains focused on Class A, modern bulk logistics industrial facilities across 12 target markets in the Sunbelt and lower Midwest. Our portfolio of 108 properties, totaling 52.7 million square feet, is 93% Class A, with an average building age of just 9.9 years and an average clear height of 33.5 feet.
2025 Highlights1
•Total Shareholder Return. Delivered a total shareholder return of 29.8%, reflecting our focused industrial strategy, leasing successes, disciplined capital recycling, and a significantly strengthened balance sheet.
•Earnings. Recorded net income of $0.46 per diluted share and generated Adjusted Company FFO of $3.15 per diluted share for the full year, underpinned by the strength of our industrial portfolio.
•Occupancy. Increased our Stabilized Portfolio leased percentage to 97.1%, up from 93.6% at year-end 2024 — a 350 basis point improvement.
•Leasing. Executed approximately 4.9 million square feet of total leasing activity, with Base and Cash Base Rent increases of approximately 30% and 28%, respectively, on extended and second-generation leases (excluding fixed-rate renewals).
•Same-Store NOI Growth. Produced full-year same-store NOI growth of 2.9%, supported by contractual rent escalations averaging 2.8% annually across our leased portfolio — a rate that continued to trend upward, with annual rental escalations for leases signed in 2025 averaging 3.2%.
•Capital Recycling. Disposed of 11 warehouse facilities for gross proceeds of $389.1 million, including the sale of two vacant development projects, totaling 2.1 million square feet, to a user buyer for $175 million at a 20% premium to cost basis, and exited five non-target markets.
•Balance Sheet. Reduced net debt to Adjusted EBITDA to 4.9x from 5.9x at year-end 2024 and S&P upgraded our credit outlook to positive during the year.
1.See Appendix A for definitions and reconciliations of Non-GAAP financial measures.
Corporate Governance
Sound corporate governance is the foundation of LXP's long-term strategy and is a responsibility our Board of Trustees takes seriously. Our Board of Trustees brings focused expertise in real estate, supply chain and logistics, information technology and cybersecurity, investor relations, and capital markets. Trustees engage actively with management outside of scheduled meetings, ensuring informed and independent oversight of strategy, risk, and operational execution.

LETTER TO OUR SHAREHOLDERS FROM OUR LEAD INDEPENDENT TRUSTEE AND OUR CHAIRMAN AND CEO
April 6, 2026

Our governance framework reflects several core commitments:
•Independent, Engaged Board. Our Board of Trustees is 87.5% independent. We have added three new trustees since 2021, one of which chairs our Nominating and Corporate Responsibility Committee and one of which chairs our Compensation Committee. Trustee skills and experience are evaluated against our evolving strategic needs, and the Board's composition reflects that assessment.
•Pay for Performance. Executive compensation programs are structured to align pay with shareholder outcomes, with a substantial majority of compensation tied to objective financial and strategic metrics that reflect the Board's priorities for long-term value creation.
•Transparency and Shareholder Engagement. We conducted extensive shareholder outreach, reaching out to holders representing nearly 69% of our outstanding common shares, with conversations focused on business strategy, capital allocation priorities, governance and executive compensation.
•Risk Oversight. Our Board, through its Audit and Risk Committee and other standing committees, maintains active oversight of financial, operational, cyber, and corporate responsibility-related risks — with management reporting structured to support timely, informed Board responses.
Corporate Responsibility
Our corporate responsibility program is built on transparency, accountability, and long-term portfolio resilience, with oversight provided by the Nominating and Corporate Responsibility Committee of our Board of Trustees. In 2025, 35% of our industrial portfolio was green building certified, and 8.7 million square feet received ENERGY STAR® certification. We maintained Gold-level Green Lease Leader recognition from the Institute for Market Transformation and the U.S. Department of Energy, and received an 'A' ranking in the U.S. Industrial Peer group for GRESB Public Disclosure. We remain committed to achieving operational Net Zero for Scope 1 and 2 emissions by 2030 and to advancing our environmental, social, and governance priorities in a manner consistent with long-term shareholder value.
Looking Ahead
Our priorities in 2026 are focused on: deploying capital strategically in our land bank, including commencing an approximately one million square foot speculative development project in Phoenix expected to generate a stabilized cash yield of 7.0%–7.5%, executing opportunistic share repurchases, driving attractive mark-to-market outcomes on lease expirations, leasing our remaining vacancies and maintaining a strong balance sheet. Our Board of Trustees is confident that these actions, combined with the embedded earnings power of our high-quality portfolio and the demographic and investment tailwinds in our target markets, position LXP to grow earnings and create lasting value for our shareholders.
Annual Meeting and Proxy Matters
We encourage you to read the accompanying proxy statement carefully and to vote your shares on each of the matters described therein. Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Our Board of Trustees unanimously recommends voting FOR each of the trustee nominees and the other proposals set forth in the proxy statement.
On behalf of the entire Board of Trustees, we thank you for your continued investment in and confidence in LXP Industrial Trust. We remain committed to executing our strategy with discipline, transparency, and an unwavering focus on long-term shareholder value.
Sincerely,

Jamie Handwerker Lead Independent Trustee	T. Wilson Eglin Chairman and CEO

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS When: Tuesday, May 19, 2026 Where: Virtually via the Internet at www.meetnow.global/MR6ARA5

To the Shareholders of LXP Industrial Trust:
The 2026 Annual Meeting of Shareholders of LXP Industrial Trust, a Maryland real estate investment trust, will be held on Tuesday, May 19, 2026, at 2:00 p.m., Eastern time, virtually via the internet at www.meetnow.global/MR6ARA5 for the following purposes:
(1)to elect eight trustees to serve until the 2027 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;
(2)to consider and vote upon an advisory, non-binding resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement;
(3)to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
(4)to transact such other business as may properly come before the 2026 Annual Meeting of Shareholders or any adjournment or postponement thereof.
Only holders of record at the close of business on March 25, 2026, are entitled to notice of and to vote at the 2026 Annual Meeting of Shareholders or any adjournment or postponement thereof.
On behalf of our Board of Trustees, we thank you for your support and participation.
By Order of the Board of Trustees,
Joseph S. Bonventre, Secretary
West Palm Beach, FL
April 6, 2026

Whether or not you expect to participate at the 2026 Annual Meeting of Shareholders, we urge you to authorize your proxy electronically via the internet or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 19, 2026 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who participate in the meeting may withdraw their proxies and vote in person via webcast.

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2026

The Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust, is soliciting proxies to be voted at the 2026 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 19, 2026, at 2:00 p.m., Eastern time, virtually via the internet at www.meetnow.global/MR6ARA5. This proxy statement summarizes the information you need to know to vote by proxy or in person via webcast at the Annual Meeting or any postponements or adjournments thereof. You do not need to attend the Annual Meeting in person via webcast in order to have your shares voted at the Annual Meeting.
All references to the “Trust,” “Company,” “LXP,” “we,” “our” and “us” in this proxy statement mean LXP Industrial Trust. All references to “Shareholder” and “you” refer to a holder of shares of beneficial interest, par value $0.0001 per share, of the Company, classified as “Common Stock,” which we refer to as common shares or shares, as of the close of business on March 25, 2026, which we refer to as the Record Date.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe future expectations, are generally identifiable by use of the words “believes,” “expects” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties or other factors which are, in some cases beyond our control. Such statements are subject to risks and uncertainties that could cause actual results, performance or achievements of LXP to be materially different from those expressed or implied by these forward-looking statements, including those described in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2025. Except as required by law, LXP undertakes no obligation to (1) publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events or (2) update or supplement forward-looking statements that become untrue because of subsequent events. Accordingly, there is no assurance that LXP’s expectations will be realized.

LXP Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement.  This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting.

2026 Annual Meeting of Shareholders

Date and Time Tuesday, May 19, 2026 2:00 p.m. Eastern Time	Location Virtually via the internet at www.meetnow.global/MR6ARA5	Record Date March 25, 2026

How to Vote

VIA THE INTERNET Logon to www.envisionreports.com/LXP and follow on-screen instructions	BY TELEPHONE Call toll-free 1-800-652-VOTE (8683) and follow the recorded instructions	AT THE MEETING Vote at the Annual Meeting online via webcast

Annual Meeting Proposals

Proposal	Board Recommendation	Page Reference
Proposal No. 1: Election of Trustees	FOR each nominee	8
Proposal No. 2: Non-binding, Advisory Resolution to Approve the Compensation of Named Executive Officers	FOR	9
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	9

General
We are utilizing the SEC rule that allows companies to furnish their proxy materials over the internet. As a result, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be held on May 19, 2026, or the Notice, instead of a paper copy of the proxy materials (including the proxy card, this proxy statement and our 2025 Annual Report) on or about April 6, 2026. We also provided access to our proxy materials over the internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2025 Annual Report and how to vote at the Annual Meeting, via the internet, by telephone or in person. Subsequent to receiving the Notice, all shareholders have the ability to access the proxy materials over the internet and request to receive a paper copy of the proxy materials by mail. Additionally, shareholders can access a copy of the proxy materials at www.envisionreports.com/LXP.
Our Board of Trustees is soliciting proxies to be voted at the Annual Meeting. This Proxy Statement provides information shareholders need to know to vote by proxy or in person (virtually) at the Annual Meeting. Shareholders do not need to attend the Annual Meeting in order to vote. If, at the close of business on March 25, 2026, you were a shareholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the internet, by telephone or in person (virtually). For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

LXP Proxy Statement Summary

LXP Industrial Trust Overview1

LXP NYSE	>30 Yrs Publicly Traded	$4.7B Gross Assets	Ratings[4] Baa2 Moody’s
108 Properties	52.7M Square Feet	100% Industrial Real Estate	BBB Fitch
93% Class A Properties[2]	87% 12 Target Markets[3]	47% Investment Grade Tenancy	BBB- S&P
Business Plan Focused on Delivering Value

Pure-play industrial REIT
93% of portfolio concentrated in new, Class A bulk distribution real estate with an average age of 9.9 years[5]
Investment strategy focused on 12 markets in the Sunbelt and lower Midwest with population and job growth 2.3x and 1.6x the national average, respectively[6]
$300 Billion of advanced manufacturing investment announced in LXP markets[7]

Identifiable organic earnings growth drivers requiring limited incremental capital investment
○~62% of portfolio expiring through 2030, with current mark-to-market on rents estimated to be ~16%[8]
○Rent escalations trending up with 2.8% average annual escalations[9]
○Stabilization of 1.5M SF of first and second generation space available

Strong balance sheet with net debt to Adjusted EBITDA of 4.9x; flexibility to selectively pursue investment opportunities in target markets, including BTS development and limited speculative development on owned land bank sites

1. As of 12/31/2025. See Appendix A for definitions and reconciliations of Non-GAAP financial measures. 2. Based on square footage utilizing CoStar. 3. Based on percentage of Gross Book. 4. Credit ratings are not recommendations to buy, sell or hold any security. LXP does not take any obligation to maintain the ratings or to advise of any changes to the rating. 5. Weightings based on square footage, excluding land parcels. 6. LXP’s 12 target markets vs. national average. 7. Aggregate announced manufacturing investment in LXP’s 12 target markets as of December 2025 per Newmark research. Includes projects in relevant MSAs or CMSAs. 8. Based on independent third-party broker data and current renewal discussions for leases expiring through 2030, second-generation vacancies and redevelopment properties. 9. Average annual rental escalation based on next step rent percentage. Excludes escalating leases after last escalation.

LXP Proxy Statement Summary

BOARD OF TRUSTEES

Board Member	Trustee Since	Primary Occupation	Key Skills / Qualifications	Committees/ Independent Trustees
T. Wilson Eglin	1994	Chairman, CEO and President	Over 35 years of experience in commercial real estate investment and corporate finance, including experience in net-lease and industrial investing, real estate operations and capital markets. Has led LXP through portfolio transitions and various cycles of growth.
Jamie Handwerker	2017	Partner, KSH Capital	Over 40 years of experience in commercial real estate, including through sell-side research, hedge funds and direct investments. Audit Committee Financial Expert.	oAudit and Risk oCompensation oLead Independent
Lawrence L. Gray	2015	Chairman and CEO, GrayCo, Inc.	Over 30 years of real estate investment and development and corporate finance experience.	oCompensation oNom./Corp. Resp. oIndependent
Arun Gupta	2022	CEO, Noble Reach Foundation	Over 25 years of experience in private equity / mergers and acquisitions and venture capital, assessing emerging technologies, including AI, and scaling high-growth companies. Cybersecurity expertise.	oAudit and Risk oCompensation (Chair) oIndependent
Derrick Johnson	2022	SVP, COO, Agiliti	Extensive strategy and operations expertise, specifically supply chain and logistical operations.	oAudit and Risk oNom./Corp. Resp. oIndependent
Claire A. Koeneman	2015	EVP, Managing Director of Financial Communications, Ketchum	Extensive experience as a corporate governance expert and strategic advisor to CEOs and boards of directors in transaction, corporate, financial and crisis communications, with a specific focus in real estate and REIT practice.	oAudit and Risk oCompensation oIndependent
Nancy Elizabeth Noe	2021	Chair of Board of Trustees, Agnes Scott College	Over 30 years of experience as a practicing attorney focused on capital markets transactions, mergers and acquisitions, corporate governance and securities regulation.	oNom./Corp. Resp. (Chair) oIndependent
Howard Roth	2017	Principal, HSR Advisors	Over 40 years of public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements. Audit Committee Financial Expert	oAudit and Risk (Chair) oIndependent

Tenure	Independence

Board Tenure
3 New Trustees Added since 2021	10 years Average Tenure All Nominees	7 years Average Tenure Independent Nominees

LXP Proxy Statement Summary

Governance Highlights

Corporate Governance Snapshot

Corporate Governance Best Practices
Proxy Access	Bylaws provide for proxy access with market terms
Trustee Refreshment	Retirement policy to facilitate trustee refreshment where all trustees attaining the age of 75 are required to submit a resignation on an annual basis
Shareholder Accountability	Annual trustee elections Majority vote standard for trustee elections with mandatory resignation policy Annual ‘say-on-pay’ vote Regular shareholder engagement
Shareholder Rights	One class of capital stock, which is entitled to one vote per share Shareholder right to amend bylaws and call a special meeting Ability for shareholders to act by written or electronic consent
Self- Assessment	Annual Board of Trustees and Committee and individual trustee self-assessment under the direction of the Nominating and Corporate Responsibility Committee
Alignment with Shareholder Interests
All trustees and executive officers own company stock and are subject to robust share ownership requirements and executive officers are subject to retention policy
Anti-pledging and anti-hedging policies

Independent Lead Trustee	Independent Lead Trustee with robust set of responsibilities
Limits on Trustee Commitments	Trustees cannot serve on more than three other public company boards
Management Succession Planning	Annual review of management succession plan by the Nominating and Corporate Responsibility Committee and the Board

LXP Proxy Statement Summary

Compensation Tied to Performance and Strategy
Compensation Program Design

Annual Cash Incentives	Long-Term Incentives
o70% - Financial and strategic metrics o30% - Individual performance measures	o60% - Performance Shares o40% - Time-Based Shares
2025 CEO Target Compensation

26%
Target Service-Based Long-Term Incentive
15%
Base Salary
CEO
19%
Target Cash Incentive Opportunity
40%
Target Performance-Based Long-Term Incentive
58%
Performance-Based and/or at Risk

Executive Compensation Program Highlights

☑ Pay levels aligned with market to attract and retain high caliber executive talent
☑ Pay mix emphasizes pay-for-performance alignment
☑ Performance metrics reflect long-term growth drivers and foster alignment with sustained shareholder returns
☑ Transparent disclosure of all compensation decisions and outcomes

☑ All Change-in-Control severance arrangements subject to double-trigger provisions
☑ Long-term incentives vest after three years, a strong retentive feature
☑ Limited perquisites
☑ Five-year average shareholder support of say-on-pay proposal is 97%

Recent Shareholder Engagement

We regularly engage with our shareholders on a variety of matters, including general business updates; our board composition, risk oversight and refreshment; corporate governance practices; corporate responsibility strategy (including sustainability and social issues); and executive compensation.
Shareholder Outreach 69% Contacted and/or offered a meeting to shareholders representing 69% of our common shares as of December 31, 2025.	Shareholder Meetings 40% Held meetings with shareholders representing 40% of our common shares as of December 31, 2025.

LXP Proxy Proposals

PROPOSAL NO. 1 ELECTION OF TRUSTEES
Our Board of Trustees currently consists of eight trustees and no vacancies. All our current trustees are nominated for re-election at the Annual Meeting.

Trustee Name	Age	Independent	Lead Trustee	Audit and Risk	Compensation	Nominating and Corporate Responsibility
T. Wilson Eglin	61
Lawrence L. Gray	61	✓			✓	✓
Arun Gupta	57	✓		✓	C
Jamie Handwerker	65	✓	✓	✓	✓
Derrick Johnson	56	✓		✓		✓
Claire A. Koeneman	56	✓			✓	✓
Nancy Elizabeth Noe	61	✓				C
Howard Roth	69	✓		C

C = Chair
    Each nominee currently serves on our Board of Trustees and has consented to being named in this proxy statement and to serve if elected. If elected, all trustees will serve until our 2027 Annual Meeting of Shareholders or their earlier resignation or removal and until their respective successors, if any, are elected and qualify. Background information relating to our nominees begins on page 10 of this Proxy Statement.
A majority of the votes cast with respect to a trustee will be sufficient to elect such trustee. The enclosed proxy, if signed, dated and returned, and any proxy properly authorized via the internet or telephone, unless a broker non-vote or a contrary vote is indicated, will be voted FOR the election of the eight nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be nominated by our Board of Trustees, unless the Board of Trustees alternatively acts to reduce the size of the Board of Trustees or maintain a vacancy on the Board of Trustees in accordance with our bylaws.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE ABOVE NOMINEES.

PROPOSAL NO. 2 ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that we seek an advisory resolution from our shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory resolution is non-binding, the Board of Trustees and the Compensation Committee will review the results of the vote and will consider our shareholders’ views and take them into account in future determinations concerning our executive compensation programs. Please refer to the section entitled “Compensation Discussion and Analysis” for details about our executive compensation programs.
A proposal in the form of the following resolution will be submitted for a non-binding, advisory vote at the Annual Meeting:
“RESOLVED, that the Shareholders approve, on a non-binding, advisory basis, the compensation of the Trust’s named executive officers set forth in the 2026 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information).”
The advisory resolution to approve the compensation of our named executive officers requires a majority of the votes cast on the proposal at the Annual Meeting. Although the vote on this Proposal No. 2 is a nonbinding, advisory vote, the Board of Trustees will carefully consider the voting results.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.
PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although Shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit and Risk Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit and Risk Committee’s selection is not ratified by the Shareholders, the Audit and Risk Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
There are no affiliations between us and Deloitte’s partners, associates or employees, other than as pertaining to Deloitte’s engagement as our independent registered public accounting firm. Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

Our Board of Trustees regularly refreshes its membership and our Board of Trustees members have a diverse range of relevant backgrounds. The following information relates to the nominees for election as our trustees:

T. WILSON EGLIN Age: 61 Trustee Since 1994
As LXP’s Chief Executive Officer, Mr. Eglin provides our Board of Trustees with extensive experience in commercial real estate investing, real estate operations and capital markets.
Experience and Expertise:
•CEO/Operations: Has led LXP as the Chief Executive Officer since January 2003 and served as the Chief Operating Officer of LXP from October 1993 to December 2010.
•Capital Markets: Significant capital markets experience through strategic transactions and overseeing LXP’s equity and debt capital raising efforts throughout the last 30 years.
•Strategic Planning: Has steered LXP through various cycles of growth and was the chief architect of our transition from a diversified net lease real estate investment trust (“REIT”) to an industrial-focused REIT.
•Commercial Real Estate: More than three decades of experience in commercial real estate investment, including underwriting, acquisitions, large portfolio transactions, dispositions and leasing.
•Investor Relations: Expertise gained through focus on investor relations and corporate financial communications throughout his career as the primary spokesperson for LXP.

Career Highlights:
•Chairman of LXP Industrial Trust since April 2019
•Chief Executive Officer of LXP Industrial Trust since January 2003
•President of LXP Industrial Trust since April 1996
•Executive Vice President of LXP Industrial Trust from October 1993 to April 1996
•Chief Operating Officer of LXP Industrial Trust from October 1993 to December 2010
•Previously a Trustee and the Chair of the Finance Committee of Connecticut College

LAWRENCE L. GRAY Age: 61 Trustee Since 2015 Committee Experience: Compensation Nominating & Corporate Responsibility
Mr. Gray provides our Board of Trustees with extensive real estate investment and development, capital markets and corporate finance experience.
Experience and Expertise:
•CEO/Operations: Leadership and operational experience gained through his long tenure as Chief Executive Officer of a private real estate company for over 15 years.
•Capital Markets: Deep capital markets background through investment banking experience as a Managing Director of Wachovia Corporation where he led capital markets transactions for REITs and other real estate companies. At Wachovia, he had direct responsibility for the Real Estate Investment Banking, Corporate Banking, Private Equity, Homebuilder Finance and Structured Finance groups.
•Strategic Planning: Significant expertise developed through his investment banking roles serving as an advisor to boards of directors on equity, debt and mergers/acquisition transactions. In addition, as Chairman of a private real estate company, Mr. Gray has strategic planning experience through various market cycles.
•Commercial Real Estate: More than three decades of experience in commercial real estate investment as an investment banker and CEO of GrayCo, Inc.

Career Highlights:
•Chairman and Chief Executive Officer of GrayCo, Inc., a private real estate company that owns and manages apartment communities, master planned community investments and timberlands located throughout the Southeast region of the U.S.; serving as Chief Executive Officer since 2010 and Chairman since 2016
•Managing Director of Wachovia Corporation from 1997 to 2009
•Real estate investment banking groups at J.P. Morgan and Morgan Stanley prior to 1997

ARUN GUPTA Age: 57 Trustee since 2022 Committee Experience: Audit & Risk Compensation, Chair
Mr. Gupta provides our Board of Trustees with extensive mergers and acquisitions/private equity, venture capital, cybersecurity expertise and emerging technologies, including artificial intelligence.
Experience and Expertise:
•Cybersecurity: Recognized cybersecurity expert as a member of the Tech & Cybersecurity Advisory Committee for U.S. Senator Mark Warner and a long-term investor in technology-focused companies.
•Other Public Company Director: Seasoned public company director of various technology-focused companies.
•Capital Markets: Significant capital markets experience through venture funding of private companies that have gone public.
•Strategic Planning: Deep strategic planning expertise overseeing portfolio companies and through his tenure as an undergraduate and graduate-level business school professor.

Career Highlights:
•CEO and Board Member of Noble Reach Foundation since September 2022
•Adjunct Entrepreneurship Professor and Senior Advisor to Provost at Georgetown University and Member of Georgetown Entrepreneurship Advisory Board since January 2018
•Lecturer, Stanford University and Member of Stanford in Washington Advisory Board and Freeman-Spogli Institute of International Studies Advisory Council since April 2019
•Venture Partner of Columbia Capital, a venture capital firm focused on Enterprise IT, Mobility and Digital Infrastructure, since 2000
•Tech & Cybersecurity Advisory Committee Member for U.S. Senator Mark Warner
•Current member of the board of directors of Daz 3D and LMI (formerly Logistics Management Institute)
•Carlyle Venture Partners from 1998 to 2000 (focused on software investments)
•Arthur D. Little from 1995 to 1998 (telecom and technology consulting)
•Previously a board director of C5 Acquisition Corp. (NYSE:CXAC), Millennial Media (NYSE:MM), Altamira, Endgame, 1901 Group, Verato and Webs

JAMIE HANDWERKER Age: 65 Trustee since 2017 Lead Trustee since 2023 Committee Experience: Audit and Risk Compensation
Ms. Handwerker has extensive experience analyzing and investing in real estate and real estate investment trusts and engaging with buy-side investors as a sell-side analyst, providing our Board of Trustees with related insight.
Experience and Expertise:
•Corporate Finance and Financial Analysis: Significant experience analyzing and investing in real estate and real estate related companies, including REITs, as a sell-side analyst and hedge fund manager.
•Other Public Company Director: Current member of the Board of Directors of Franklin BSP Realty Trust, Inc., a publicly traded REIT, serving on the audit committee and the nominating and corporate governance committee and as chairperson of the compensation committee.
•Strategic Planning: Strong strategic planning background gained through her oversight of portfolio companies as a partner at KSH Capital, a private equity firm.
•Commercial Real Estate: Spent over 40 years focused on commercial real estate and investing directly in real estate and indirectly in real estate companies, including REITs.

Career Highlights:
•Partner of KSH Capital, providing real estate entrepreneurs with capital and expertise to seed or grow their platform, since May 2016
•Independent director and compensation committee chair of the Board of Directors of Franklin BSP Realty Trust, Inc.
•Member of the University of Pennsylvania School of Arts & Sciences Board of Overseers  and Founder and Chairperson of Penn Arts & Sciences Professional Women’s Alliance
•Previously:
–Senior roles at Cramer Rosenthal McGlynn LLC (managing CRM Windridge Partners hedge funds)
–Managing Director and Portfolio Manager with ING Furman Selz Asset Management, a wholly-owned subsidiary of the Dutch financial conglomerate, ING Group
–Managing Director and Senior Equity Research Analyst (Sell-Side) at ING Barings and its predecessor, Furman Selz, LLC, focused exclusively on real estate companies, including the REIT industry

DERRICK JOHNSON Age: 56 Trustee since 2022 Committee Experience: Audit and Risk Nominating and Corporate Responsibility
Mr. Johnson has extensive experience in strategy, marketing, business development, finance and operations, specifically logistical operations, within organizations ranging from startups to Fortune 50 companies, providing our Board of Trustees with related insight.
Experience and Expertise:
•Logistics: Deep logistics background having spent most of his career in the logistic sector, including over 20 years at United Parcel Service (UPS).
•Operations: Significant operations experience through operational roles at UPS and Agiliti, a medical equipment management and services company.
•Strategic Planning: Transformational leader with strategic experience at organizations ranging from early-stage startups to Fortune 50 corporations.
•Corporate Finance and Financial Analysis: Expertise formed through banking and management consulting roles and solidified through senior roles at other publicly-traded companies.

Career Highlights:
•Senior Vice President of Operations (since March 2021) and Chief Operating Officer (since May 2023) at Agiliti, a medical equipment management and services company, which was a publicly-traded company until May 2024
•Former President of Southeast at United Parcel Service (UPS), holding a variety of strategic and operational roles for over 20 years
•Member of the Georgia Commission on Freight and Logistics
•Previously, Mr. Johnson was an Associate of Fixed Income Sales at Citigroup and an Associate at Oliver Wyman (formerly Mercer Management Consulting)

CLAIRE A. KOENEMAN Age: 56 Trustee since 2015 Committee Experience: Compensation Nominating and Corporate Responsibility
Ms. Koeneman has spent many years as a corporate governance expert and strategic advisor to CEOs and boards of directors on all types of communications. She provides our Board of Trustees with extensive public and investor relations knowledge.
Experience and Expertise:
•Investor Relations: Strong expertise in investor relations having spent her entire career in the public/investor relations and communications sector, specifically transactions, corporate, financial and crisis communications.
•Risk Management: Significant risk management expertise as an advisor to Fortune 50 companies on crisis communications.
•Strategic Planning: Established the leading REIT and real estate practice in the U.S. as President of the Financial Relations Board, an investor relations firm, gaining significant strategic planning experience.
•Corporate Responsibility: Recognized corporate responsibility expert.

Career Highlights:
•EVP, Managing Director, Financial Communications at Ketchum, a global public relations and communications firm
•Senior positions at global public relations agencies, including GOLIN and Hill+Knowlton, as well as at Bully Pulpit Interactive, a boutique digital-first communications firm
•Previously president of Financial Relations Board (FRB), an investor relations firm where she established the leading REIT & real estate practice in the U.S.

NANCY ELIZABETH NOE Age: 61 Trustee since 2021 Committee Experience: Nominating and Corporate Responsibility, Chair
Ms. Noe brings expertise in securities regulation, capital markets transactions and the governance of public companies to our Board of Trustees.
Expertise and Experience:
•Legal: Over 30 years of experience as a practicing attorney focused on capital markets transactions, mergers/acquisitions, corporate governance and securities regulation.
•Corporate Responsibility: Deep expertise gained through advising companies on corporate governance best practices.
•Capital Markets: Significant experience with all aspects of structuring, negotiating and documenting various capital markets transactions.
•Strategic Planning: Spent many years as an advisor to public and private company boards of directors.

Career Highlights:
•Chair of the Board of Trustees of Agnes Scott College
•Former Partner of Paul Hastings LLP, a global law firm, from February 2001 until February 2021 and Chair of the Corporate Department from February 2010 until February 2020

HOWARD ROTH Age: 69 Trustee since 2017 Committee Experience: Audit and Risk, Chair
Mr. Roth provides our Board of Trustees with extensive public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements.
Experience and Expertise:
•Audit and REIT Tax: Audit and REIT tax expertise gained through 40 years as a certified public accountant at “Big Four” accounting firms and predecessor firms.
•Strategic Planning: Strong experience gained as advisory board member to companies in various industries.
•Commercial Real Estate: Entire career spent focused on real estate companies, including leading the global real estate, hospitality and construction group at Ernst & Young LLP.
•Risk Management: Deep risk management expertise as a partner in a “big four” accounting firm. As a practice group head, he implemented services for the assurance, tax and regulatory environments and digital solutions focused on cybersecurity and data analytics.

Career Highlights:
•Principal of HSR Advisors, a consulting firm that provides strategic and financial advice
•Venture Partner of Blu Venture Investors, a venture capital fund focused on early stage cybersecurity, health/tech, and B2B SaaS

Board Skills
The nominees for our Board of Trustees have a diverse skill set:
The absence of a check mark for a particular skill does not mean that the trustee does not possess that qualification, skill, or experience. We look to each trustee to be knowledgeable in these areas; however, the check mark indicates that the item is a particularly prominent qualification, skill, or experience that the trustee brings to our Board of Trustees.
Our Board of Trustees believes that finance/analysis, commercial real estate and strategic planning are core skills for its members. Our Board of Trustees seeks candidates with a variety of skills and in recent years have added additional corporate governance, logistics and cybersecurity expertise.
CORPORATE RESPONSIBILITY
We believe that our commitment to corporate responsibility ("CR") matters will create long-term value for our shareholders while addressing the evolving needs of our other stakeholders. The Nominating and Corporate Responsibility Committee of our Board of Trustees oversees our CR strategy and initiatives. Our website has a dedicated Corporate Responsibility section, www.LXP.com/corporate-responsibility, which contains additional information on our CR initiatives and a copy of our most recent Corporate Responsibility Report. The contents of our website and our most recent Corporate Responsibility Report are not incorporated into this Proxy Statement.
MANAGEMENT AND CORPORATE GOVERNANCE
Our Board of Trustees
Our Board of Trustees held six meetings during the fiscal year ended December 31, 2025. Each individual that was a trustee at the time of such meetings attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he or she served during the year.
All our then trustees attended the 2025 Annual Meeting of Shareholders, which was held on May 27, 2025.

Outside Commitments:
•Service on the Board of Trustees requires significant time and attention, and our trustees are expected to spend the time needed and meet as often as necessary to discharge their responsibilities. Our Nominating and Corporate Responsibility Committee considers competing outside commitments in making its trustee nomination recommendations.
•Our Corporate Governance Guidelines provide that when a trustee’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board of Trustees, the trustee shall tender a letter of resignation to the Nominating and Corporate Responsibility Committee and the Nominating and Corporate Responsibility Committee shall consider whether the change will impair the trustees' effectiveness and then recommend to the Board of Trustees whether to accept the proposed resignation.
•Our Corporate Governance Guidelines also provide that (i) trustees should advise the chairperson of the Nominating and Corporate Responsibility Committee and the CEO before accepting membership on other boards of directors/trustees or any audit committee or other significant committee assignment on any other board of directors/trustees, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments or a change in the trustee’s relationship to the Trust, and (ii) trustees should not serve on more than three other boards of public companies, and (iii) no member of the Audit and Risk Committee should serve on more than three public company audit committees (including the Trust’s Audit and Risk Committee).
•No trustee serves on the board of three or more other public companies.
Independence:
•Our Corporate Governance Guidelines and the rules and regulations of the New York Stock Exchange (the “NYSE”) each require that a majority of our Board of Trustees are “independent” as that term is defined in the rules and regulations of the NYSE.
•The Nominating and Corporate Responsibility Committee, on behalf of our Board of Trustees, performed its annual independence review and determined that, except for Mr. Eglin, our trustees are independent. Mr. Eglin is not independent because of his role as an executive officer of the Company.

Committees of our Board of Trustees
Our Board of Trustees has three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Corporate Responsibility Committee. Each of our committees consists solely of trustees meeting the independence requirements of applicable NYSE rules and our independence standards and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and our Audit and Risk Committee consists solely of trustees meeting the independence requirements of Rule 10A-3 under the Exchange Act.
Each committee operates under a written charter, all of which were reviewed by the Nominating and Corporate Responsibility Committee, the respective members of the applicable committee and the Board of Trustees during 2025. The charters of each of our standing committees are available on our web site at www.LXP.com. The contents of our website are not incorporated into this Proxy Statement.
Each committee operates with transparency and every trustee is invited to attend quarterly in-person meetings of each committee and the quarterly Audit and Risk Committee meetings to review our financial statements, regardless of committee membership.

Audit and Risk Committee Members: Howard Roth (Chair) Arun Gupta Jamie Handwerker Derrick Johnson Independence: All Meetings in 2025: 8
Summary of Responsibilities:
•Overseeing:
○the integrity of our financial statements;
○the qualifications, independence and performance of our independent registered public accounting firm;
○the performance of the personnel responsible for the Trust’s internal audit function;
○our policies and practices with respect to publicly disclosed non-GAAP measures;
○the assurance of our CR information;
○risk management, including cybersecurity and technology risks, such as information security, privacy and data security and use of artificial intelligence; and
○compliance with legal and regulatory requirements.
•Appointing, setting compensation for, retaining and overseeing the work of the independent registered public accounting firm.
•Pre-approving all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company.
•Preparing and approving an Audit and Risk Committee report.

Our Board of Trustees has determined that each of Mr. Roth and Ms. Handwerker qualifies as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K and that all members of the Audit and Risk Committee are financially literate under NYSE rules.
The Audit and Risk Committee previously adopted an Internal Audit Charter, which formalizes the internal audit function of the Company. For the year ended December 31, 2025, the Audit and Risk Committee retained a national accounting firm to provide internal audit assistance.

Compensation Committee Members: Arun Gupta (Chair) Lawrence L. Gray Claire A. Koeneman Jamie Handwerker Independence: All Meetings in 2025: 5
Summary of Responsibilities:
•Reviewing and approving of:
○corporate goals and objectives relevant to executive officer compensation;
○evaluating executive officer performance; and
○determining and approving executive officer compensation.
•Recommending the compensation of non-employee members of the Board of Trustees for approval by the Board of Trustees.
•Reviewing and approving incentive-compensation and equity-based plans.
•Overseeing the drafting and reviewing of the Compensation Disclosure & Analysis and related disclosures.
•Preparing and approving an annual report of the Compensation Committee.

Nominating and Corporate Responsibility Committee Members: Nancy Elizabeth Noe (Chair) Lawrence L. Gray Derrick Johnson Claire A. Koeneman Independence: All Meetings in 2025: 4
Summary of Responsibilities:
•Identifying individuals qualified to become trustees.
•Assisting the Board of Trustees in fulfilling its oversight responsibilities with regard to a broad range of corporate governance matters and our CR strategy.
•Leading the annual independence review and self-evaluation of the Board of Trustees and its committees and making recommendations for service on committees.
•Overseeing succession planning for the Board of Trustees and our executive management.
•Monitoring the refreshment of the membership of the Board of Trustees.

In an effort led by the Nominating and Corporate Responsibility Committee, each committee annually reviews its charter and makes recommended revisions.
Each committee has the authority to consult with its own legal or other advisors, all in accordance with the authority granted to such committee under its charter. Each committee may form and delegate authority to subcommittees when and as such committee deems necessary and appropriate.
Board Leadership Structure and Strategy and Risk Oversight
Our board leadership structure currently consists of an independent Lead Trustee and an executive Chairman. Our Board of Trustees currently believes that it is appropriate to combine the positions of Chairman and Chief Executive Officer at this time due to Mr. Eglin’s critical role in creating and implementing our current strategy. Mr. Eglin has guided us through various market cycles and our transformation from a diversified net-lease REIT into an industrial REIT, and our Board of Trustees believes that he is the appropriate person to continue to serve as our Chairman.
Our Board of Trustees believes that a Lead Trustee, who is independent, is necessary and appropriate to provide additional, independent leadership to the Board. Our Corporate Governance Guidelines provide that the Lead Trustee shall have the authority and specific responsibilities set forth under “Corporate Responsibility—Governance—Independent Lead Trustee,” above.

Ms. Handwerker has been our independent Lead Trustee since May 23, 2023. Ms. Handwerker has experience as a sell-side analyst, a hedge fund manager and a direct real estate investor and she is also an independent board member and audit committee chair of another publicly traded real estate investment trust, which our Board of Trustees, including the members of the Nominating and Corporate Responsibility Committee, believed made her a candidate suitable for our Lead Trustee.
Strategy and risk are an integral part of our Board of Trustees and Committee deliberations throughout the year. Management regularly updates, and reports to our Board of Trustees with respect to, our business plan. Management also performs a quarterly fraud risk assessment, which is reported to our Board of Trustees. The quarterly fraud risk assessment assesses the critical risks we face (e.g., strategic, operational, financial, legal/regulatory, and reputational), their relative magnitude and management’s actions to mitigate these risks. In addition, the Audit and Risk Committee assists our Board of Trustees with the oversight of our risk management program, including its oversight of our internal audit function, enterprise risk management and cybersecurity and technology risks.
Cybersecurity
The Audit and Risk Committee of our Board of Trustees assists our Board of Trustees with oversight of our information technology and cybersecurity strategy and initiatives. The Audit and Risk Committee also oversees our management in connection with regularly assessing our key risks and engaging in enterprise-wide risk management as they relate to cybersecurity and our technology and information systems, including with respect to strategies, objectives, capabilities, initiatives, policies and investments. Our Board of Trustees has determined that one of the members of our Audit and Risk Committee is an information technology/cybersecurity expert and has significant experience in, among other areas, emerging technologies and coordinating national security and technology policy.
Due to our size and the size of our employee base, we use third-party vendors to assist us with our network and information technology requirements. Since 2019, a national accounting and advisory firm has acted as our outsourced chief technology officer/chief information security officer ("CTO/CISO").
On at least a quarterly basis, we and the CTO/CISO report to our Board of Trustees or the Audit and Risk Committee on information technology matters. In addition, our management participates in annual tabletop exercises and simulations as part of our business continuity, incident response and disaster recovery planning.
Our Board of Trustees recognizes that the responsible adoption of artificial intelligence presents both strategic opportunity and operational risk. In 2025, LXP adopted a formal Artificial Intelligence Policy governing the use of AI tools across the organization, which was updated in 2026. The policy establishes an AI Governance Committee, chaired by the General Counsel, which is responsible for evaluating and approving AI use cases, managing associated risks, and ensuring compliance with LXP's security and data protection standards. The AI Governance Committee reports to the Audit and Risk Committee on a quarterly basis on the status of approved use cases, any incidents or policy violations, and the results of vendor security assessments.
The Audit and Risk Committee oversees LXP's AI-related risks as part of its broader technology and cybersecurity oversight responsibilities. Arun Gupta has been designated by our Board of Trustees as having expertise in cybersecurity, information technology and emerging technologies, including artificial intelligence.
Please see our Annual Report on Form 10-K for the year ended December 31, 2025, for more information on our processes and procedures for addressing and managing cybersecurity risks.
Shareholder Nominations
Our Board of Trustees believes that the Nominating and Corporate Responsibility Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph. The Nominating and Corporate Responsibility Committee intends to consider nominees recommended by shareholders, but only if the submission of a recommendation includes a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications, contact information for personal and professional references, the name and address of the shareholder who is submitting the candidate for nomination, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate for nomination. Submissions should be made to: LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401, Attention: Secretary. The Nominating and Corporate Responsibility Committee’s consideration process includes completion of a standard questionnaire, a background check and interviews with the Nominating and Corporate Responsibility Committee and other members of the Board of Trustees. The Nominating and Corporate Responsibility Committee has no obligation to recommend such candidates for nomination.
In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Responsibility Committee’s assessment includes consideration of issues of individual trustee judgment, expertise, and experience. The Nominating and Corporate Responsibility Committee also considers whether the Board of Trustees as a group provides for a diverse range of viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating and Corporate Responsibility Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise, or specialized skills, (iv) possess personality traits and backgrounds that fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the duties of a trustee.
Our Board of Trustees believes its effectiveness is enhanced by being comprised of individuals with diverse skills, experience and backgrounds that are relevant to the role of our Board of Trustees and the needs of our business. The objective of our Board of Trustees is to foster a diverse and inclusive culture which solicits multiple perspectives and views. Accordingly, the Nominating and Corporate Responsibility Committee regularly reviews the changing needs of our business and the skills, experience and backgrounds of its members, with the intention that our Board of Trustees will be periodically “renewed” as certain Trustees rotate off and new Trustees are recruited. Our Board of Trustees’ commitment to “renewal” will be tempered by the need to balance change with continuity, experience and a collaborative approach with each other and our Chief Executive Officer.
After completing this evaluation and review, the Nominating and Corporate Responsibility Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Responsibility Committee.
To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Responsibility Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. Our Board of Trustees currently consists of eight individuals. However, the size of our Board of Trustees may increase in the future by a limited number to further diversify and refresh the membership of our Board of Trustees.
In addition, our bylaws provide that any shareholder that complies with the “advance notice” or “proxy access” provisions in our bylaws may also nominate individuals for election to our Board of Trustees. See “Q&A—How do I nominate a trustee or submit a proposal for the 2027 Annual Meeting of Shareholders?”
Shareholder Communications
Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquiries to our General Counsel by mail sent to our principal office located at 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/ Shareholder-Non-Management Trustee Communication,” as the case may be.

Complaint Procedures for Accounting and Auditing Matters
We have established “whistleblower” procedures set forth in our Code of Business Conduct and Ethics for (1) the receipt, retention and treatment of complaints and allegations regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by Covered Persons (as defined therein) of concerns regarding Accounting Matters. Under these procedures, anyone with concerns regarding accounting matters or otherwise, may, as applicable, report their concerns to our compliance hotline by telephone at 844-502-7786 or on the web at http://LXP.ethicspoint.com. Complaints are reviewed by the Chairman of the Audit and Risk Committee and our General Counsel, as appropriate, and reported to our Board of Trustees on an as needed basis, but not less than quarterly. In the event of a complaint, our internal and external auditors are informed and we work with our outside legal counsel to investigate the complaint.
Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines
Our internet address is www.LXP.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, other filings with the SEC, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such materials with the SEC. We also have made available on our web site copies of our current Audit and Risk Committee Charter, Compensation Committee Charter, Nominating and Corporate Responsibility Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, updated copies will also be made available on our web site. The contents of our website are not incorporated into this Proxy Statement.
You may request a copy of any of the documents referred to above, without charge to you, by contacting us at the following address, email or telephone number:
LXP Industrial Trust
515 N. Flagler Drive, Suite 408
West Palm Beach, FL 33401
Attention: Investor Relations
Email: IR@LXP.com
Telephone: (212) 692-7200
Policy on Inside Information and Insider Trading
The Board of Trustees has adopted the Insider Trading Policy that governs the purchase, sale, and/or other disposition of our securities by trustees, officers, and employees. The policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and NYSE listing standards. A copy of the policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025. Transactions by the Company in its own securities are monitored by internal and external legal counsel for compliance with applicable securities laws.
Share Ownership Guidelines
The Board of Trustees believes that it is important for each executive officer and trustee to have a financial stake in the Trust to help align the interests of the executive officer and trustees with those of our shareholders. To meet this objective, our Corporate Governance Guidelines provide that executive officers and trustees must beneficially own minimum amounts of our common shares by the conclusion of the three-year period beginning on the date of appointment for executive officers and the five-year period beginning on the date of appointment for trustees as follows:
(1)our Chief Executive Officer must beneficially own such number of common shares having a value equal to at least six times the amount of his or her annual base salary;

(2)each of the three next most highly compensated executive officers must beneficially own such number of common shares having a value equal to at least three times the amount of such executive officer’s annual base salary;
(3)the fifth most highly compensated executive officer must beneficially own such number of common shares having a value equal to at least two times the amount of such executive officer’s annual base salary; and
(4)our trustees must beneficially own such number of common shares having a value equal to five times the annual Trust retainer.
In addition, executive officers are required to maintain ownership of at least 50% of any common shares acquired by them (from the later of the day such executive officer became an executive officer or November 2009) through our equity award plans, including, without limitation, through option awards and vesting of restricted shares, after taxes and transaction costs, until retirement or other termination of employment.
Subject to the phase-in periods, our executive officers and trustees were in compliance with our share ownership guidelines.
Certain Relationships and Related Transactions
Policy. Under our policy regarding the review, approval and ratification of any related party transaction, the Audit and Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit and Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related amendment to, or waiver of any provision of, our Code of Business Conduct and Ethics for executive officers or trustees must be approved by the Nominating and Corporate Responsibility Committee (consisting of the non-conflicted members) and will be promptly disclosed to our shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the NYSE.
Any related party transaction will be consummated and continue only if the Audit and Risk Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is:
(1)any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees;
(2)any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
(3)any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law, or sister-in-law; and
(4)any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner, principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
Indemnification Agreements. Our trustees and certain of our executive officers have entered into indemnification agreements with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

Hedging Policy
We have adopted a policy that prohibits our trustees, officers and employees, as well as certain of their immediate family members, from buying or selling Company securities while in possession of material, non-public information. In addition, we have adopted a policy prohibiting trustees, officers, and employees from pledging our securities and from establishing short positions and hedging transactions, including through prepaid variable forwards, equity swaps, collars and exchange funds.
Charitable Contributions
We maintain a charitable giving policy to help us make charitable contributions with an emphasis in the areas of food insecurity, children and education. We seek input from our employees before making charitable contributions. The charities we support are located in the cities where we maintain corporate offices. We also match employee charitable donations up to $500 per employee per year.
During 2025, we did not make any charitable contribution to any tax-exempt organization in which any independent trustee serves as an executive officer.
Compensation Committee Interlocks and Insider Participation
During 2025, none of the members of the Compensation Committee were or had been one of our executive officers. Further, none of our executive officers have ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.
Employee Stock Purchase Plan
We maintain an Employee Stock Purchase Plan, which provides an opportunity for employees to elect to purchase common shares at 95% of the fair market value on the date of purchase. Employees participate through payroll deductions.

EXECUTIVE OFFICERS
The following table sets forth certain information as of the date of this Proxy Statement concerning our executive officers:

T. Wilson Eglin Chairman, Chief Executive Officer & President	61	Mr. Eglin’s business experience is set forth in this Proxy Statement under “Trustee Nominees” above.
Nathan Brunner Executive Vice President, Chief Financial Officer & Treasurer	43
Mr. Brunner is an Executive Vice President and serves as Chief Financial Officer and Treasurer. Prior to joining us in September 2024 as Executive Vice President of Capital Markets, he was a Managing Director in J.P. Morgan’s Real Estate Investment Banking group where he spent 15 years focused on M&A, strategy and capital markets for REITs and other real estate companies. Mr. Brunner started his career at Macquarie Group, working with the Macquarie Infrastructure Funds and Investment Banking divisions from 2005 to 2010. Mr. Brunner received a Bachelor of Laws and a Bachelor of Commerce from the University of Queensland in Brisbane, Australia and a Graduate Diploma of Chartered Accounting from the Institute of Chartered Accountants in Australia.

Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel & Secretary	50
Mr. Bonventre is an Executive Vice President and serves as Chief Operating Officer, General Counsel and Secretary. Prior to joining us in September 2004, he was an associate in the corporate department of the law firm now known as Paul Hastings LLP. He received his B.A. from New York University and his J.D. from Benjamin N. Cardozo School of Law/Yeshiva University. Mr. Bonventre is admitted to practice law in the State of New York.

Brendan Mullinix Executive Vice President & Chief Investment Officer	51
Mr. Mullinix is an Executive Vice President and serves as Chief Investment Officer. He joined us in 1996 and previously served as a Senior Vice President and a Vice President. Mr. Mullinix graduated from Columbia College, Columbia University.

James Dudley Executive Vice President & Director of Asset Management	45
Mr. Dudley is an Executive Vice President and Director of Asset Management. He has been with us since 2006 and has held various roles within the Asset Management Department. Prior to joining the firm, Mr. Dudley was employed by ORIX Capital Markets. Mr. Dudley has a B.A. from Angelo State University and an M.S. from The University of Texas at Arlington.

Nabil Andrawis Executive Vice President & Director of Taxation	55
Mr. Andrawis is an Executive Vice President and serves as Director of Taxation. Prior to joining us in 2002, he was employed by Vornado Realty Trust and Deloitte & Touche LLP. Mr. Andrawis was previously the Co-Chairman of the National Association of Real Estate Investment Trusts State and Local Tax Subcommittee. Mr. Andrawis graduated from The Bernard M. Baruch College and is a Certified Public Accountant.

Mark Cherone Executive Vice President & Chief Accounting Officer	44
Mr. Cherone is an Executive Vice President and serves as Chief Accounting Officer.  Prior to joining us in March 2019, he served as Corporate Controller for Brandywine Realty Trust since 2012.  Mr. Cherone graduated from The Pennsylvania State University and is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Introduction.
2025 Company Highlights. During 2025, our management team accomplished the following as of December 31, 2025:

Investment Activity
Increased Concentration in 12 Target Markets
○Sold 11 facilities for gross proceeds of $389.1M at an average cash capitalization rate of 5.7% for leased properties
○Includes the sale of two vacant development projects totaling 2.1M SF to a user buyer for $175M
○Acquired one property for $30M at a cash capitalization rate of 6.5%
○Commenced redevelopment of two warehouse facilities totaling 603K SF

Operational Performance
Significant Increase in Occupancy
○Increased Stabilized Portfolio occupancy to 97.1%
○Completed ~3.8M SF of new second generation leases and extensions, increasing Base and Cash Base Rents ~30% and ~28%, respectively[1]
○Leased ~1M SF development property with initial base rent of $5.50 PSF
○Produced same-store NOI growth of 2.9%

Balance Sheet Flexibility
Strengthened Balance Sheet and Financial Flexibility ○Reduced leverage to 4.9x net debt to Adjusted EBITDA ○Repaid $218M of debt, including $140M of 6.75% Senior Notes
Financial Performance
Delivered Solid Financial Results
○Generated Adjusted Company FFO of $3.15 per share
○Increased quarterly dividend $0.10 per common share, which represents a 3.7% increase over comparable quarter in prior year
○Delivered a total shareholder return of 29.81%

See Appendix A for definitions and reconciliations of Non-GAAP financial measures.
1. Excludes fixed-rate renewals and an additional two-year extension to 2030 at the 605,000 square foot facility in Austell, Georgia completed in the first quarter of 2025.

Named Executive Officers. Our named executive officers are:

Name	Title
T. Wilson Eglin	Chairman, Chief Executive Officer and President
Nathan Brunner	Executive Vice President, Chief Financial Officer and Treasurer
Beth Boulerice	Executive Vice President and Former Chief Financial Officer
Joseph S. Bonventre	Executive Vice President, Chief Operating Officer, General Counsel and Secretary
Brendan P. Mullinix	Executive Vice President and Chief Investment Officer
James Dudley	Executive Vice President and Director of Asset Management

Compensation Committee Responsibility and Philosophy. The Compensation Committee administers the compensation policies and programs for our named executive officers and regularly reviews and approves our compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and ensure that management’s interests are aligned with the interests of our shareholders. The Compensation Committee believes that the compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the compensation program’s objectives are to:
•maintain a transparent compensation program that is easy for all of our shareholders to understand;
•further align the interests of our named executive officers with those of our shareholders;
•strengthen the relationship between executive pay and company performance; and
•retain key members of management.
The Compensation Committee believes that the business judgment of its members is necessary to properly evaluate and design an executive compensation program.
2025 “Say on Pay” Advisory Vote
In 2025, approximately 96% of the votes cast voted “FOR” the compensation of our named executive officers as disclosed in the related proxy statement, which has been consistent with the votes for the previous years.

    Based on such approvals and the discussion held with our shareholders, the Compensation Committee has largely maintained the compensation framework approved in 2025 for the 2026 executive compensation plan with modifications for our 2026 business plan objectives.

Executive Compensation Best Practices.
The following is a summary of our executive compensation practices:

What we do:	What we don’t do:
 We subject a significant portion of pay to relative and absolute performance conditions
We disclose our compensation programs with transparency
We assess compensation risk
 We use an independent compensation consultant
 We use competitor and size-based peer groups
 We require hold periods and have minimum share ownership guidelines
 We have a clawback policy

 We do not provide tax gross-up payments
 We do not have excessive severance arrangements or single-trigger change in control severance payments
 We do not encourage unnecessary or excessive risk taking as a result of our compensation policies
 We do not guarantee compensation or uncapped bonus payments, except in transition situations
 We do not allow for repricing of stock options
 We do not allow hedging or pledging of our stock

Independent Compensation Consultant
During 2025, the Compensation Committee retained Ferguson Partners Consulting, L.P., a nationally known executive compensation and benefits consulting firm, which we refer to as FPC. Other than reviewing and advising the Compensation Committee with respect to executive and trustee compensation, FPC does not provide any non-executive compensation or other services for us. As a result, FPC is an independent compensation consultant. Management does not retain any executive compensation consultant.
Peer Group Benchmarking Analysis.
We are always competing for the best talent with our direct industry peers and with the broader market. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies and the broader market to ensure that we continue to offer a relevant and competitive executive pay program each year. Throughout this Compensation Discussion and Analysis, we refer to two distinct peer groups, as described below, which were recommended by FPC and approved by the Chair of the Compensation Committee in 2025.

•Competitor Peer Group. For 2025, this group consisted of 11 public REITs, which are either (1) our competitors for industrial property acquisitions and tenants in the single-tenant industrial space or (2) owners of a portfolio of primarily net-leased assets. The companies included in this peer group are as follows:

Broadstone Net Lease, Inc.	EastGroup Properties, Inc.	Essential Properties Realty Trust, Inc.
First Industrial Realty Trust Inc.	Getty Realty Corp.	NNN REIT, Inc.
Plymouth Industrial Realty, Inc.	Rexford Industrial Realty, Inc.	STAG Industrial, Inc.
Terreno Realty Corporation	W.P. Carey Inc.
This competitor peer group helped the Compensation Committee understand how each named executive officer’s total compensation compares with the total compensation for reasonably similar positions at our most direct REIT competitors.
•Size Peer Group. For 2025, this group consisted of 20 public REITs, which operate across multiple asset classes and are similar in size to our total capitalization. The total capitalization range for this peer group was $6.5 billion to $1.3 billion as of October 31, 2024, which is approximately when the peer group was determined and utilized by the Compensation Committee. Our total capitalization was at approximately the 44th percentile ($4.5 billion) of this peer group as of October 31, 2024. The companies included in this peer group are as follows:

Acadia Realty Trust	American Assets Trust, Inc.	Apple Hospitality REIT, Inc.
Broadstone Net Lease, Inc.	CareTrust REIT, Inc.	Empire State Realty Trust, Inc.
Four Corners Property Trust, Inc.	Hudson Pacific Properties, Inc.	Innovative Industrial Properties
JBG SMITH Properties	National Health Investors, Inc.	Paramount Group, Inc.
Pebblebrook Hotel Trust	Piedmont Office Realty Trust, Inc.	Retail Opportunity Investments Corp.
RLJ Lodging Trust	SITE Centers Corp.	Tanger, Inc.
Urban Edge Properties	Veris Residential, Inc

The size-based peer group helped the Compensation Committee compare our overall compensation practices against a broader mix of REITs to ensure that our compensation practices are reasonable due to the size of our organization. The Compensation Committee generally focuses on the average of the two peer groups, except in cases where such average is determined to be excessive in light of the circumstances.
Although the two peer groups are comprised solely of REITs, we also compete for talent with other public and private companies in the locations where our employees reside. Therefore, we also consider other information regarding market trends in compensation in addition to the data derived from these peer group reviews.
FPC prepared a compensation study for the Compensation Committee that contains:
•a summary of market findings;
•high-level performance information and its impact on compensation trends within the real estate industry;

•certain background information, including size and performance statistics for our company and the peer group constituents; and
•the results of a competitive benchmarking analysis for our named executive officers and certain other employees on both an individual and aggregate basis.
Determining the Amount of Each Element of Compensation.
The Compensation Committee reviews the performance of each of our named executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and tenure with us, (3) the individual’s performance and contribution to our performance, (4) our performance against annual objectives set forth in management’s business plan, and (5) competitive salaries. The Compensation Committee considers the results of compensation studies prepared for it by FPC and by industry and trade associations.
Our Chief Executive Officer assists in the annual review of our other named executive officers and makes recommendations to the Compensation Committee. However, the Compensation Committee makes all determinations with respect to the actual compensation of our named executive officers, including our Chief Executive Officer.
The independent compensation consultant provides the following services to the Compensation Committee:
•Management Data Collection:
○reviewing historical pay philosophy and practices;
○confirming the existing compensation philosophy; and
○reviewing the Chief Executive Officer’s recommendations.
•Compensation Guidance and Commentary:
○providing initial thoughts and reactions to the Chief Executive Officer’s recommendations given current market practices and performance;
○providing thoughts and perspectives on the broader REIT market, from a compensation perspective, based on ongoing conversations with executives/board members and up-to-date compensation data; and
○providing a compensation study described above and recommendations regarding peer group data.
Compensation Risk Assessment
The Compensation Committee does not believe our executive compensation programs encourage unnecessary or excessive risk taking for the following reasons:
•There are no guaranteed minimum payouts.
•The annual cash incentive opportunity does not rely on total shareholder return ("TSR").
•The annual cash incentive opportunity is based on multiple operational performance metrics.
•We use two adjusted/non-GAAP metrics in our compensation opportunities, but we regularly disclose these metrics, including reconciliations, and analysts and investors use these metrics to compare us to our peers.
•The annual long-term incentive opportunity has a three-year performance period based on TSR relative to a competitor peer group and an index.

While we are focused on long-term shareholder value, the Compensation Committee believes that three-year vesting for share awards is an appropriate length of time due to the need to retain our executives and reward results. Furthermore, our Compensation Committee believes the overall amount of our long-term incentive awards is appropriate in relation to our executive compensation program.
We also pay dividends currently on the time-based portion of our annual long-term incentive awards and dividends accrue on the performance-based portion of our annual long-term incentive awards and are paid upon, and to the extent of, vesting. Since we are a REIT, dividends are a necessary part of our business. Furthermore, all dividends are declared by our Board of Trustees and none of the dividends on long-term incentive awards are preferential. Accordingly, we do not believe that dividends are a risk in our compensation arrangements.
We maintain a clawback policy, which complies with applicable NYSE rules. As mandated by such rules, if the Trust is required to prepare an accounting restatement of its GAAP financial statements, the Trust will recover any incentive compensation received by any covered person during the fiscal years pertaining to the restatement that was in excess of the amount that otherwise would have been paid, giving effect to the restated results.
Our equity awards are not timed in coordination with the release of material non-public information.
Pay for Performance.
A significant portion of the total target compensation for our named executive officers is in the form of performance-based incentive compensation, with the only “fixed” or “guaranteed” compensation in the form of annual base salaries and time-based long-term incentive awards (excluding any transition arrangements).
In setting the pre-defined objective performance measures for the annual cash incentive target opportunity, multiple factors are considered, and the Compensation Committee believes the plan is balanced across our operations with reference to our business plan.

For 2025, our executive compensation plan resulted in the following pay mix for the total target compensation for the named executive officers:
Recap of 2025 Executive Compensation Program.
The 2025 executive compensation program consisted of (1) base salary, (2) annual cash incentive opportunity, and (3) annual long-term incentive opportunity.
Base Salaries and Annual Cash Incentive Awards. Annualized base salaries and annual cash incentive opportunity under the 2025 executive compensation program were as follows:

Officer	Annualized Base Salary	Cash Incentive Opportunity
		Threshold		Target		Maximum
T. Wilson Eglin	$840,000	62.50%	$525,000	125%	$1,050,000	250%	$2,100,000
Nathan Brunner	$500,000	50.00%	$250,000	100%	$500,000	200%	$1,000,000
Joseph S. Bonventre	$530,000	50.00%	$265,000	100%	$530,000	200%	$1,060,000
Brendan P. Mullinix	$490,000	50.00%	$245,000	100%	$490,000	200%	$980,000
James Dudley	$430,000	50.00%	$215,000	100%	$430,000	200%	$860,000

Ms. Boulerice's base salary was increased to $500,000 on January 1, 2025, but then reduced to $100,000 on March 1, 2025 when she stepped down as our Chief Financial Officer and Treasurer. Ms. Boulerice received an $85,000 annual cash incentive award for 2025.
For the named executive officers other than Ms. Boulerice, 70% of the annual cash incentive opportunity was based on pre-defined objective measures (from January 1, 2025 to December 31, 2025) and 30% was based on subjective measures.
Objective Measures
The following sets forth the pre-defined objective measures, the weighting and the rationale for each measure. On a quarterly basis, the Compensation Committee reviewed the Company's performance on the objective measures. Beginning in December 2025 and ending in the first quarter of 2026, the Compensation Committee evaluated the Company’s performance on the objective subjective measures and each individual's performance on the subjective measures and made the determinations on the weighting for, and achievement of, each metric as detailed below.

	Weighting	Target	Actual at 12/31/2025	Determination
Investments	35%			15.00%
% of GAV in 12 Target Markets		88%	87%
Build to Suit Starts		2	—
Rationale: At the beginning of 2025, our investment activity was focused on capital recycling due to our cost of capital and our desire to increase our exposure to our target markets, which we also expected to accomplish through build-to-suit projects.
Result: The uncertainty from international trade policy, specifically "Liberation Day", required us to reevaluate our capital recycling efforts after the Investment metrics were determined. While we sold our interests in eight warehouse facilities in our non-target markets for $175 million, we only acquired one warehouse facility in our target markets for $30 million. In addition we sold three facilities in our target markets for $214 million, which included the two vacant development projects in our target markets for $175 million. We primarily used disposition proceeds to reduce our indebtedness, which we thought was a better use of proceeds than increasing our target market concentration.

	Weighting	Target	Actual at 12/31/2025	Determination
Portfolio Management	35%			56.25%
Percent Leased		95%	97%
Same-Store NOI Growth		3.5%	2.9%
Leasing Spreads		25%	28%
Rationale: We believe the embedded mark-to-market opportunity in our portfolio and the lease up of our vacant development assets are among our primary earnings drivers and management should be compensated for their efforts to achieve strong leasing outcomes.
Result: We entered into new leases and lease extensions encompassing 4.9 million square feet, which lead to increases in Base and Cash Base rents for second generation leases of 29.7% and 27.7%, respectively, excluding fixed-rate renewals and an additional two-year extension to 2030 at a 605,000 square foot facility. Percent leased increased primarily due to the leasing of one vacant development project and the sale of two vacant development projects. The uncertainty around international trade policy made second generation leasing challenging, which impacted same-store NOI.

	Weighting	Target	Actual at 12/31/2025	Determination
Balance Sheet	20%			35.00%
Credit Rating		Maintain current ratings	Maintained
Net Debt to Adjusted EBITDA Ratio		6.0x	4.9x
Rationale: Our strategy has been to maintain a strong balance sheet that can weather market cycles.
Result: We primarily used proceeds from dispositions to repay an aggregate of $218 million of debt, including $140 million of 6.75% Senior Notes due 2028, $50 million of unsecured term loan and $28 million of Trust Preferred Securities.

	Weighting	Target	Actual at 12/31/2025	Determination
Corporate Responsibility	15%			15.00%
ISS Monthly Governance Score Average (lower is better)		2	1.33
GRESB Real Estate Assessment Score compared to Peer Average		105%	101%
Employee satisfaction survey participation and results		Neutral	Positive and 98% participation
Rationale: The Corporate Responsibility metrics in our compensation program continue to focus on governance and employee satisfaction. We believe these metrics are important to shareholders and encourage responsibly enhancing shareholder value.
Result: Our management continues to be focused on governance best practices, transparency and employee satisfaction, which we believe drives shareholder value.
The determination of the objective measurements resulted in each named executive officer being entitled to 121.25% of the target objective portion of the 2025 annual incentive opportunity, which is up from 105.83% for 2024.
Subjective Measures
With respect to the subjective portion of the annual cash incentive opportunity, the Compensation Committee made the following determinations with respect to T. Wilson Eglin, Nathan Brunner, Joseph S. Bonventre, Brendan P. Mullinix and James Dudley (See Appendix A for definitions and reconciliations of Non-GAAP financial measures):

Officer	Rationale	% of Target Subjective Portion
T. Wilson Eglin Chairman, Chief Executive Officer and President
Mr. Eglin developed our overall strategy and business plan, including the reevaluation of our business plan following "Liberation Day", which resulted in:
•Net Income attributable to common shareholders of $106.5 million, or $1.82 per diluted common share.
•Adjusted Company FFO of $187.3 million, or $3.15 per diluted common share.
•3.8 million square feet of new leases and lease extensions, raising Base and Cash Base Rents by 29.7% and 27.7%, respectively.
•Same-Store NOI of 2.9% compared to 2024.
•Resolved overhang from vacant development projects through fully leasing one project and selling two projects to a user. Culmination of 15 development facilities totaling 9.1 million square feet since 2019, with 98% leased or sold.
•Acquired one warehouse facility for $30 million and disposed of 11 warehouse facilities for $389 million.
•Repaid an aggregate of $218 million of debt and reduced net debt to Adjusted EBITDA to 4.9x.
Mr. Eglin led our investor outreach efforts where we met with investors and potential investors through individual meetings and investor conferences.
In addition, we maintained overall employee morale, evidenced by a positive rating on a third-party employee survey with 98% participation.
175%

Nathan Brunner Executive Vice President, Chief Financial Officer and Treasurer
Mr. Brunner oversaw all of our investor reporting, planning and analysis and balance sheet management following his appointment as Chief Financial Officer on March 1, 2025.
Mr. Brunner lead the execution of our balance sheet strategy effort, which resulted in:
•repaying $218 million of debt;
•Ending the year with net debt to Adjusted EBITDA of 4.9x; and
•Receiving a "positive outlook" from S&P.
Mr. Brunner led the enhancement to our marketing materials, including the addition of significant data for our target markets. Mr. Brunner also significantly contributed to our investor marketing efforts.
Mr. Brunner negotiated savings in the fees for our independent registered accounting firm and internal audit firm.
175%
Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel and Secretary	Mr. Bonventre oversaw our legal and operational activities, including our human capital management and information technology/cybersecurity efforts. Mr. Bonventre advised and guided our Board of Trustees on substantially all matters and selected and monitored all outside counsel assignments. Mr. Bonventre assisted with the execution of primarily all leasing, investment, disposition and balance sheet transactions. Mr. Bonventre assisted with the preparation of our investor reporting and led our interaction with the stewardship arms of our largest passive investors.	175%
Brendan P. Mullinix Executive Vice President and Chief Investment Officer
Mr. Mullinix oversaw our investment strategy and activity, resulting in:
•the acquisition of one warehouse facility for $30 million;
•the disposition of 11 warehouse facilities for $389 million;
•the redevelopment of two warehouse facilities totaling 603,000 square feet; and
•the preparations for an approximately one million square foot speculative development on our Phoenix land site.
Mr. Mullinix oversaw our business development efforts, including maintaining and expanding our relationships with investment sales brokers and merchant developers.
Mr. Mullinix also assisted with our investor outreach effort by participating in our marketing efforts.
Mr. Mullinix also oversaw our joint venture relationships.
175%
James Dudley Executive Vice President and Director of Asset Management
Mr. Dudley oversaw our asset management, resulting in:
•Increasing stabilized portfolio occupancy to 97.1%;
•Completing approximately 3.8 million square feet of new second generation leases and extensions, including Base and Cash Base Rents approximately 30% and 28%, respectively; and
•Leasing an approximately one million square foot development property with an initial base rent of $5.50 per square foot.
Mr. Dudley led the negotiations for the sale of the two vacant development projects totaling 2.1 million square feet to a user buyer for $175 million.
Mr. Dudley assisted with the oversight of the redevelopment of the two warehouse facilities.
Mr. Dudley also assisted with our investor outreach effort by participating in our marketing efforts.
175%

The 2025 annual cash incentive awards and 2025 total cash compensation (base salary and annual cash incentive award) were as follows:

Officer	2025 Award	% of Target Opportunity	2025 Total Cash Compensation
T. Wilson Eglin	$1,442,438	137%	$2,282,438
Nathan Brunner	$686,875	137%	$1,186,875
Joseph S. Bonventre	$728,088	137%	$1,258,088
Brendan P. Mullinix	$673,138	137%	$1,163,138
James Dudley	$590,713	137%	$1,020,713

Annual Long-Term Incentive Award. The 2025 annual long-term incentive awards were as follows:

	Performance-Based Opportunity
Officer	Threshold	Target	Maximum	Service-Based Award	Total Target Opportunity
T. Wilson Eglin	$1,080,000	$2,160,000	$4,320,000	$1,440,000	$3,600,000
Nathan Brunner	$255,000	$510,000	$1,020,000	$340,000	$850,000
Joseph S. Bonventre	$390,000	$780,000	$1,560,000	$520,000	$1,300,000
Brendan P. Mullinix	$330,000	$660,000	$1,320,000	$440,000	$1,100,000
James Dudley	$255,000	$510,000	$1,020,000	$340,000	$850,000

The 2025 annual long-term incentive awards consisted of a mix of performance-based non-vested shares and service-based non-vested shares. Vesting for performance-based non-vested shares is tied to our TSR relative to other REITs, which we think is more appropriate than absolute TSR. No performance-based shares are earned for results below the threshold level.

Type	Performance-Based Non-Vested Shares		Service-Based Non-Vested Shares
Target Award	30%	30%	40%
Comparator Group	MSCI US REIT Index	Competitor peer group(1)	N/A

Vesting Conditions	Cliff-based vesting after three-year performance period commencing January 1, 2025.		Pro-rata vesting annually over three years.

Performance Levels
Threshold: 33rd Percentile
Target: 50th Percentile
Maximum: 75th Percentile

Straight-line interpolation is used to determine awards for results between performance levels.

Dividends	Accrue and are only payable if and to the extent the shares vest.		Currently paid.
Rationale	Performance assessments within our applicable industry group and competitor peer group similar to shareholder comparison when making an investment decision.		Enhance retention and promote longer-term equity ownership.
(1)Initially consisting of: Broadstone Net Lease, Inc. (BNL), EastGroup Properties, Inc. (EGP), Essential Properties Realty Trust, Inc. (EPRT), First Industrial Realty Trust Inc. (FR), Getty Realty Corp. (GTY), Global Net Lease Inc. (GNL), Industrial Logistics Properties Trust (ILPT), NNN REIT, Inc. (NNN), Plymouth Industrial REIT Inc. (PLYM), Rexford Industrial Realty, Inc. (REXR), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), and W.P. Carey Inc. (WPC).

Ms. Boulerice did not receive a 2025 annual long-term incentive award.

Performance-Based Opportunity of Outstanding Long-Term Incentive Awards.
The table below summarizes the results of the 2023 performance-based long-term incentive awards, which was completed at the end of 2025, and the performance to the end of 2025 for the 2024 and 2025 performance-based long-term incentive awards.

Grant Year (Performance Period) and Metrics	Metric Weighting	2023	2024	2025	2026	2027	Payout as % of Target
2023 Grant (Jan 2023-Dec 2025)
Relative TSR vs. Peer Group	50%	Above Threshold					65%
Relative TSR vs. Index	50%	Essentially Target					99%
2024 Grant (Jan 2024-Dec 2026)
Relative TSR vs. Peer Group	50%		Tracking at Maximum				200%
Relative TSR vs. Index	50%		Tracking above Target				187%
2025 Grant (Jan 2025-Dec 2027)
Relative TSR vs. Peer Group	50%			Tracking at Maximum			200%
Relative TSR vs. Index	50%			Tracking at Maximum			200%

The following table shows the values reported based on the grant date value and the amounts realized by the named executive officers for the 2023 performance-based long-term incentive awards:

Officer	Grant Date Value	Market Value at Vesting
T. Wilson Eglin	$2,274,935	$1,371,220
Beth Boulerice	$644,566	$388,496
Joseph S. Bonventre	$947,894	$571,309
Brendan P. Mullinix	$758,316	$457,057
James Dudley	$454,988	$274,244

Mr. Brunner did not participate in the 2023 performance-based long-term incentive awards because his employment with us commenced in 2024. The actual payouts for the 2024 awards will be disclosed in the proxy statement for the 2027 Annual Meeting of Shareholders and the actual payouts for the 2025 awards will be disclosed in the proxy statement for the 2028 Annual Meeting of Shareholders.
Correlation between CEO Compensation and Performance.
A significant portion of our Chief Executive Officer’s compensation is long-term and equity based. As a result, the amounts in the summary compensation table are not the same as realizable pay. Realizable pay includes Salary, Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings and All Other Compensation from the Summary Compensation Table below for the applicable year and the value realized upon vesting of long-term incentive share awards for the applicable years. Our share awards consist of the following:
•Service-based equity awards: The grant date fair value of the award is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period even though it is not “realized” pay.
•Performance-based equity awards: The grant date fair value of the award is determined using a Monte Carlo simulation model, which is an estimation of the value based on hypothetical models. However, if such performance is never achieved, the awards will not result in “realized” pay.

CEO Reported vs. Realized Pay
$12M
$10M
$8M
$6M
$4M
$2M
$0M
$160
$140
$120
$100
$80
$60
$40
$20
$0
100%
$152
$67
$104
$87
$130
$6.2
$10.4
$5.2
$8.4
$5.4
$4.5
$5.7
$3.5
$6.6
$3.5
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
12/31/2025
CEO Reported Pay ($M)
CEO Realized Pay ($M)
LXP TSR Indexed to 12/31/20

Reported pay is the Total amount in the Summary Compensation Table below, and realized pay is calculated by subtracting the Share Awards in the Summary Compensation Table from reported pay and adding the Value Realized on Vesting from the Option Exercises and Stock Vested table below.
Elements of Compensation Program Applicable to Named Executive Officers for 2026.
Base Salary. For 2026, the Compensation Committee approved increases in base salaries for certain of our named executive officers as noted below to ensure base salaries, and, in certain situations, overall compensation, remains competitive and in line with their roles and responsibilities. The Chief Executive Officer’s base salary was not changed. Base salaries are as follows:

Officer	2026 Base Salary	2025 Base Salary	% Change
T. Wilson Eglin	$ 840,000	$ 840,000	0%
Nathan Brunner	$ 500,000	$ 500,000	0%
Joseph S. Bonventre	$ 530,000	$ 530,000	0%
Brendan P. Mullinix	$ 490,000	$ 490,000	0%
James Dudley	$460,000	$430,000	7%

On March 1, 2025, Ms. Boulerice stepped down as Chief Financial Officer and Treasurer and her annual base salary was reduced to $100,000, which was not increased for 2026. Mr. Eglin's base salary has not increased since January 2024.

Annual Cash Incentive Opportunity. The annual cash incentive opportunity for our named executive officers will be a percentage of base salary as follows:

Officer	Threshold		Target		Maximum
T. Wilson Eglin	62.5%	$525,000	125%	$ 1,050,000	250%	$2,100,000
Nathan Brunner	50%	$250,000	100%	$ 500,000	200%	$1,000,000
Joseph S. Bonventre	50%	$265,000	100%	$ 530,000	200%	$1,060,000
Brendan P. Mullinix	50%	$245,000	100%	$ 490,000	200%	$980,000
James Dudley	50%	$230,000	100%	$460,000	200%	$920,000
As of March 1, 2025, Ms. Boulerice no longer participates in the executive compensation program. Ms. Boulerice will not receive an annual cash incentive award for 2026.
The annual cash incentive opportunity for our named executive officers, other than Ms. Boulerice, will be determined by predefined objective and subjective performance measures based on our 2026 business plan for the period commencing January 1, 2026 and ending December 31, 2026. The following is a summary of the performance measures:

Item	Weighting
Adjusted Company FFO Growth	21%
Same Store NOI Growth	21%
Net debt to Adjusted EBITDA	21%
Corporate Responsibilities	7%
Subjective	30%
Total	100%
The target and actual amounts and the Compensation Committee’s determination of whether an item was met will be disclosed in the proxy statement for the 2027 Annual Meeting of Shareholders. The Compensation Committee retains the ability, in its sole discretion, to modify the items and the weighting.
Long-Term Incentive Opportunity. The long-term incentive opportunity for our named executive officers is substantially similar to the long-term incentive award for 2025.

Type	Performance-Based Non-Vested Shares		Service-Based Non-Vested Shares
Target Award	30%	30%	40%
Comparator Group	MSCI US REIT Index	Competitor peer group(1)	N/A

Vesting Conditions	Cliff-based vesting after three-year performance period commencing January 1, 2026.		Pro-rata vesting annually over three years.

Performance Levels
Threshold: 33rd Percentile
Target: 50th Percentile
Maximum: 75th Percentile

Straight-line interpolation is used to determine awards for results between performance levels.

Dividends	Accrue and are only payable if and to the extent the shares vest.		Currently paid.
Rationale	Performance assessments within our applicable industry group and competitor peer group similar to shareholder comparison when making an investment decision.		Enhance retention and promote longer-term equity ownership.
(1)Initially consisting of: Broadstone Net Lease, Inc. (BNL), EastGroup Properties, Inc. (EGP), Essential Properties Realty Trust, Inc. (EPRT), First Industrial Realty Trust Inc. (FR), Getty Realty Corp. (GTY), Global Net Lease Inc. (GNL), Industrial Logistics Properties Trust (ILPT), NNN REIT, Inc. (NNN), Plymouth Industrial REIT Inc. (PLYM), Rexford Industrial Realty, Inc. (REXR), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), and W.P. Carey Inc. (WPC).

The long-term incentive opportunity is as follows:

	Performance-Based Opportunity
Officer	Threshold	Target	Maximum	Service-Based Award	Total Target Opportunity	Change from 2025
T. Wilson Eglin	$1,260,000	$2,520,000	$5,040,000	$1,680,000	$4,200,000	17%
Nathan Brunner	$360,000	$720,000	$1,440,000	$480,000	$1,200,000	41%
Joseph S. Bonventre	$435,000	$870,000	$1,740,000	$580,000	$1,450,000	12%
Brendan P. Mullinix	$375,000	$750,000	$1,500,000	$500,000	$1,250,000	14%
James Dudley	$292,500	$585,000	$1,170,000	$390,000	$975,000	15%

The year-over-year increase for Mr. Brunner is driven by the signing bonus portion of his initial compensation package reducing the amount of his 2025 long-term incentive award.
The number of performance-based non-vested shares (calculated using maximum opportunity level for accounting purposes) and service-based non-vested shares granted and issued was based on the closing price of our common shares on January 2, 2026 (the date specified in the Compensation Committee’s approval), which was $8.01 per share; with the number of performance-based non-vested shares and service-based non-vested shares rounded to the nearest share to avoid fractional shares. We expect to disclose the amount of performance-based non-vested shares that vest in our definitive proxy statement for the 2029 Annual Meeting of Shareholders.
2026 Total Target Direct Compensation
Companywide Retirement and Health and Welfare Benefits.
In addition to the executive compensation programs outlined in this proxy statement, our named executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. We do not believe that any of these benefits are excessive or above market.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
T. Wilson Eglin Chief Executive Officer and President	2025	840,000	—	4,044,982	—	1,442,438	300,464	17,500	6,645,384
	2024	840,000	—	3,840,487	—	983,588	(166,196)	17,250	5,681,325
	2023	825,000	—	3,474,977	—	1,011,192	52,345	16,500	5,380,014

Nathan Brunner Executive Vice President, Chief Financial Officer and Treasurer	2025	500,000	—	955,082	—	686,875	—	3,500	2,145,457
	2024	161,667	—	1,545,000	—	754,804	—	—	2,461,471

Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel and Secretary	2025	530,000	—	1,460,685	—	728,088	—	17,500	2,736,273
	2024	530,000	—	1,411,952	—	551,642	—	17,250	2,510,844
	2023	515,000	—	1,447,911	—	584,268	—	16,500	2,563,679

Brendan P. Mullinix Executive Vice President and Chief Investment Officer	2025	490,000	—	1,236,029	—	673,138	—	17,500	2,416,667
	2024	475,000	—	1,186,087	—	565,646	—	17,250	2,243,982
	2023	460,000	—	1,158,330	—	521,870	—	16,500	2,156,700

James Dudley Executive Vice President and Director of Asset Management	2025	430,000	—	955,082	—	590,712	—	17,500	1,993,294
	2023	375,000	—	695,039	—	464,813	—	16,500	1,551,352

Beth Boulerice Executive Vice President and Former Chief Financial Officer	2025	166,667	—	—	—	85,000	—	8,333	260,000
	2024	485,000	—	1,016,685	—	504,804	—	17,250	2,023,739
	2023	465,000	—	984,620	—	555,443	—	16,500	2,021,563
(1)The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.
(2)Equals the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. The fair value of share awards subject to time- based vesting conditions or service periods is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period. The fair value of share awards subject to performance-based vesting conditions is determined using a Monte Carlo simulation model.
(3)Amounts were paid pursuant to a non-equity incentive plan described in the applicable year’s definitive proxy statement.
(4)Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin, into which, in previous years, he had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings consist of dividends and increase/decrease in market value of the common shares in the trust. None of the earnings were above- market. See “Non-Qualified Deferred Compensation,” below.
(5)Amount represents contributions by us to the executive officer’s account under our 401(k) Plan.

Grants of Plan-Based Awards
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2025, with the exception of Ms. Boulerice who did not receive any grants of plan-based awards in 2025.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Cash) ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares) (#)			All Other Share Awards Number of Shares	All Other Option Awards; Number of Shares Underlying Option Awards	Exercise Price of Option Awards	Grant Date Fair Value of Share and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($)	($)
T. Wilson Eglin	1/2/2025	—	—	—				35,956	—	—	1,440,038
	1/2/2025	—	—	—	26,966	53,933	107,865		—	—	2,604,944
	3/21/2025	525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
Nathan Brunner	1/2/2025	—	—	—				8,490	—	—	340,025
	1/2/2025	—	—	—	6,367	12,734	25,468	—	—	—	615,057
	3/21/2025	250,000	500,000	1,000,000	—	—	—	—	—	—	—
Joseph S. Bonventre	1/2/2025	—	—	—				12,984	—	—	520,009
	1/2/2025	—	—	—	9,738	19,476	38,951		—	—	940,676
	3/21/2025	265,000	530,000	1,060,000	—	—	—	—	—	—	—
Brendan P. Mullinix	1/2/2025	—	—	—				10,988	—	—	440,069
	1/2/2025	—	—	—	8,240	16,480	32,959		—	—	795,960
	3/21/2025	245,000	490,000	980,000	—	—	—	—	—	—	—
James Dudley	1/2/2025	—	—	—				8,490	—	—	340,025
	1/2/2025	—	—	—	6,367	12,734	25,468		—	—	615,057
	3/21/2025	215,000	430,000	860,000	—	—	—	—	—	—	—
(1)See “Compensation Discussion and Analysis — Recap of 2025 Executive Compensation Program,” above, for the actual payouts. Share amounts are rounded.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2025.

	Share Awards
Name	Number of Shares or Units That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
T. Wilson Eglin	62,337	3,090,668	260,382	10,929,054
Nathan Brunner	28,490	1,412,534	25,468	1,262,703
Joseph S. Bonventre	23,051	1,142,869	98,338	4,050,238
Brendan P. Mullinix	19,320	957,886	81,717	3,391,251
James Dudley	13,378	668,071	56,471	2,403,656
Beth Boulerice	7,124	353,208	41,631	1,502,856
(1)Market value has been calculated using the closing price of our common shares on the NYSE on December 31, 2025, which was $49.58 per share, except for performance shares vesting on 1/1/2026, which are valued at the actual vesting price.

(2)These shares vest (subject to continued service) as follows:

	1/2026	1/2027	1/2028
T. Wilson Eglin	28,931	21,420	11,986
Nathan Brunner	12,830	12,830	2,830
Joseph S. Bonventre	10,926	7,797	4,328
Brendan P. Mullinix	9,080	6,576	3,664
James Dudley	6,274	4,774	2,830
Beth Boulerice	4,626	2,498	—
(3)These shares, and the market value, are based on actual performance for shares vesting 1/2026 and maximum performance for shares vesting 1/2027 and 1/2028 based on the tracking of such awards as of December 31, 2025. The actual performance shares outstanding and the vesting dates (subject to continued service and achievement of performance) are as follows:

	1/2026	1/2027	1/2028
T. Wilson Eglin	67,606	84,911	107,865
Nathan Brunner	—	—	25,468
Joseph S. Bonventre	28,170	31,217	38,951
Brendan P. Mullinix	22,536	26,222	32,959
James Dudley	13,522	17,481	25,468
Beth Boulerice	19,155	22,476	—

Stock Vested
The following table sets forth summary information concerning vesting of stock awards for each of the named executive officers during the year ended December 31, 2025. There were no option exercises and we do not have any outstanding options.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Wilson Eglin	22,434	910,812
Nathan Brunner	10,000	443,000
Joseph S. Bonventre	8,885	360,747
Brendan P. Mullinix	6,881	279,377
James Dudley	4,323	175,522
Beth Boulerice	5,725	232,419
(1)The value realized on vesting is calculated as the product of (a) the number of non-vested common shares that vested and (b) the closing price of our common shares on the NYSE on the day used for calculation of taxable income. Includes shares withheld to satisfy tax obligations. Excludes accrued dividends, if any, which are in All Other Compensation in the “Summary Compensation Table” above.

Pension Benefits
We do not provide any pension benefits to the named executive officers. We maintain a 401(k) Plan as disclosed above.

Non-Qualified Deferred Compensation
The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2025. Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin in which in previous years Mr. Eglin had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to Mr. Eglin. Earnings consist of dividends paid and the change in market value of the common shares in the trust. The earnings are included in the Summary Compensation Table above.

Name	Executive Contributions in 2025 ($)	Registrants Contributions in 2025 ($)	Aggregate Earnings in 2025 ($)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at December 31, 2025 ($)(1)
T. Wilson Eglin	—	—	300,464	70,694	1,297,611
Nathan Brunner	—	—	—	—	—
Joseph S. Bonventre	—	—	—	—	—
Brendan P. Mullinix	—	—	—	—	—
Beth Boulerice	—	—	—	—	—
(1)In accordance with the trust agreement, complete distribution/withdrawal of Mr. Eglin’s account will be made in the event of a change in control or termination of Mr. Eglin’s employment.
Potential Payments upon Termination or Change in Control
As of December 31, 2025, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain termination events under a severance arrangement applicable to certain executive officers. None of our named executive officers were entitled to any payments in the event of a change of control without a termination of employment.
The executive severance arrangement provides that the executive officer would be entitled to receive severance payments upon termination by us without “cause” and termination by the executive officer with “good reason” equal to (1) the applicable severance multiple times the sum of (A) the executive officer's then base salary, (B) the greater of the then target annual cash incentive award or the average of the last two annual cash incentive awards for the executive officer with the exception of Ms. Boulerice who's bonus amount is fixed at $85,000 (the "Applicable Bonus Amount"), (2) a pro rata annual bonus determined by multiplying the Applicable Bonus Amount by a fraction equal to the number of days employed during the calendar year of termination divided by 365, and (3) continuation of healthcare benefits for a number of years multiplied by the applicable severance multiple. The applicable severance multiple for Mr. Eglin is two and one-half times, except if the eligible termination occurs within a certain period before or after a Change-in-Control (as defined in the severance agreement) then the applicable severance multiple is three times. The applicable severance multiple for Mr. Brunner and Mr. Bonventre is two times, except if the eligible termination occurs within a certain period before or after a Change-in-Control (as defined in the severance agreement) then the applicable severance multiple is two and one-half times. The applicable severance multiple for the other named executive officers is two times.
Each of the named executive officers would also be entitled to receive severance payments upon termination for “Disability” (as defined in the severance agreement) or death equal to one times the base salary, a pro-rata bonus and continuation of certain benefits for two years.
Upon certain terminations, (x) all non-vested time-based long-term incentive awards, including long-term retention awards, and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance- based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested (provided, that upon certain events in connection the a change in control, all such awards, instead of a pro rata amount of such awards, shall then be deemed earned awards), and (z) all unexercised share option awards shall terminate within six months of such termination of employment.

Our severance arrangements do not contain: (1) a high multiple, (2) any multiple on long-term incentive awards, (3) vesting of all non-vested performance-based awards regardless of whether the performance targets were met, or (4) a “gross-up” of the severance payment to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.
The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2025. Continuation of benefits are assumed to be paid by a lump-sum payment at termination based on annualized December 2025 premiums. Bonus portion of severance payment is based on the average of the 2025 and 2024 actual annual cash incentive awards. Value of accelerated equity awards (1) is based on the closing price of our common shares on the NYSE on December 31, 2025 of $49.58 per share, and (2) consists of time-based non-vested shares set forth in Outstanding Equity Awards at Fiscal Year-End table above and a pro rata amount of expected performance-based non-vested shares, based on performance to date (using the methodology used in the Outstanding Equity awards at Fiscal Year-End table above) and the number of days completed in the period (as applicable), and excludes accrued dividends.

T. Wilson Eglin	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	2,100,000	—	2,520,000	840,000	—
Bonus portion of severance payment	4,245,545	—	4,852,051	1,213,013	—
Group healthcare benefits	146,911	—	176,293	117,528	—
Value of accelerated equity awards	9,051,129	—	14,019,723	9,051,129	—
Total Payments and Benefits	15,543,585	—	21,568,067	11,221,670	—

Nathan Brunner	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,000,000	—	1,250,000	500,000	—
Bonus portion of severance payment	1,787,519	—	2,085,438	595,840	—
Group healthcare benefits	88,963	—	111,204	88,963	—
Value of accelerated equity awards	1,833,435	—	2,675,238	1,833,435	—
Total Payments and Benefits	4,709,917	—	6,121,880	3,018,238	—

Joseph S. Bonventre	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,060,000	—	1,325,000	530,000	—
Bonus portion of severance payment	1,919,594	—	2,239,527	639,865	—
Group healthcare benefits	86,475	—	108,093	86,475	—
Value of accelerated equity awards	3,389,733	—	5,193,107	3,389,733	—
Total Payments and Benefits	6,455,802	—	8,865,727	4,646,073	—

Brendan P. Mullinix	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	980,000	—	980,000	490,000	—
Bonus portion of severance payment	1,858,175	—	1,858,175	619,392	—
Group healthcare benefits	42,522	—	42,522	42,522	—
Value of accelerated equity awards	2,826,369	—	4,349,137	2,826,369	—
Total Payments and Benefits	5,707,066	—	7,229,834	3,978,283	—

James Dudley	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	860,000	—	860,000	430,000	—
Bonus portion of severance payment	1,618,432	—	1,618,432	539,477	—
Group healthcare benefits	88,963	—	88,963	88,963	—
Value of accelerated equity awards	1,961,022	—	3,091,727	1,961,022	—
Total Payments and Benefits	4,528,417	—	5,659,122	3,019,462	—

Beth Boulerice	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Without Cause or With Good Reason Within the CIC Period ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	200,000	—	200,000	100,000	—
Bonus portion of severance payment	170,000	—	170,000	85,000	—
Group healthcare benefits	55,317	—	55,317	55,317	—
Value of accelerated equity awards	1,484,611	—	1,856,064	1,484,611	—
Total Payments and Benefits	1,909,928	—	2,281,381	1,724,928	—

PAY VERSUS PERFORMANCE DISCLOSURE
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-POE NEOs	Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income ($000s)	Company Selected Metric – Adjusted Company FFO ($000s)(4)
2025	$6,645,384	$12,461,894	$1,910,338	$3,323,325	$129.76	$102.95	$117,610	$187,324
2024	$5,681,325	$2,505,110	$2,310,009	$1,464,203	$86.82	$108.75	$42,835	$189,360
2023	$5,380,014	$3,519,916	$2,073,324	$1,605,010	$104.33	$113.74	$35,923	$206,191
2022	$5,231,778	$(641,147)	$1,852,425	$711,912	$67.04	$75.49	$116,243	$193,061
2021	$6,196,943	$14,286,704	$1,660,901	$2,843,214	$152.23	$143.06	$385,091	$223,196
(1)Mr. Eglin was our principal executive officer for all years shown. The following are the adjustments made during each year to arrive at compensation actually paid to our principal executive officer during each fiscal year:

Adjustments to PEO Total Compensation	2025	2024	2023	2022	2021
Amounts reported under “Stock Awards” in Summary Compensation Table	$(4,044,982)	$(3,840,487)	$(3,474,977)	$(3,444,528)	$(3,216,612)
Change in Fair Value of Awards Granted in Year and Unvested as of Year-End	$6,012,422	$2,225,516	$2,348,293	$1,627,607	$4,938,791
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$2,056,143	$(1,314,936)	$(446,572)	$(2,384,351)	$1,797,122
Fair Value of Awards Granted and Vested in During Year at Vesting Date	$594,216	$383,045	$372,595	$274,919	$555,135
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$1,262,015	$(116,993)	$185,638	$(1,278,917)	$2,218,082
Fair Value at Year End of Awards Granted Prior to Year that Failed to Meet the Applicable Vesting Conditions During Year	$(441,711)	$(633,952)	$(1,164,718)	$(1,498,393)	$—
Dividends or Other Earnings Paid During Year prior to Vesting Date of Award Not Otherwise Included in Total Compensation for the Year	$378,407	$121,592	$319,632	$830,738	$1,797,242
(2)For 2024, our other NEOs consisted of Beth Boulerice, Joseph S. Bonventre, Brendan Mullinix and Nathan Brunner. For 2023 and 2022, our other NEOs consisted of Beth Boulerice, Joseph S. Bonventre, Brendan Mullinix and James Dudley. For 2021, our other NEOs consisted of Beth Boulerice, Joseph S. Bonventre, Brendan Mullinix and Lara Johnson. The following are the adjustments made during each year to arrive at the average compensation actually paid to our other NEOs during each year:

Adjustments to Non-PEO NEOs Total Compensation	2025	2024	2023	2022	2021
Amounts reported under “Stock Awards” in Summary Compensation Table	$(921,375)	$(1,289,931)	$(1,071,475)	$(898,500)	$(580,851)
Change in Fair Value of Awards Granted in Year and Unvested as of Year-End	$1,369,502	$828,171	$724,074	$424,599	$891,805
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$489,658	$(339,694)	$(116,481)	$(430,524)	$261,156
Fair Value of Awards Granted and Vested in During Year at Vesting Date	$135,353	$90,138	$114,888	$71,718	$100,269
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$343,045	$(28,374)	$33,296	$(184,578)	$331,771
Fair Value at Year End of Awards Granted Prior to Year that Failed to Meet the Applicable Vesting Conditions During Year	$(108,958)	$(139,999)	$(210,303)	$(217,740)	$—
Dividends or Other Earnings Paid During Year prior to Vesting Date of Award Not Otherwise Included in Total Compensation for the Year	$105,761	$33,882	$57,687	$94,551	$178,163

(3)Peer group is the MSCI US REIT Index, which is the index in the performance graph provided pursuant to Item 201(e) of Regulation S-K and the index used in our long-term incentive opportunity. Our long-term incentive opportunity also uses a competitor peer group. Our Compensation Discussion and Analysis discloses two peer groups, a sized-based peer group and a competitor peer group, which the Compensation Committee generally uses to compare our overall compensation practices against peer groups.
(4)We have identified Adjusted Company FFO as the most important additional financial metric used to link pay and performance. Refer to Appendix A for more information about this non-GAAP measure.
Financial Measures
Our executive compensation programs have significant pay for performance components. The metrics used for our annual cash incentive opportunities are selected based on our then annual business plan and tended to focus on operational matters. The financial measure used for our annual long-term incentive opportunity is solely based on our TSR.
Adjusted Company FFO and TSR are the two most frequently discussed financial measures used with our investors and analysts. Due to the transition of our portfolio from diversified to industrial and the resulting revenue dilution, our Compensation Committee has not included Adjusted Company FFO in the annual cash incentive opportunity as a metric. The long-term incentive opportunity portion of our executive compensation plan consists of a long-term incentive award 60% of which is performance-based non-vested shares and 40% time-based non-vested shares. The performance-based non-vested shares are split into two tranches: (1) 50% is based on our relative TSR compared to the MSCI US REIT Index after a three-year performance period, and (2) 50% is based on our relative TSR compared to a competitor peer group after a three-year performance period. Performance levels are: (1) threshold requires achieving at least 33rd percentile, (2) target requires achieving at least 50th percentile and (3) maximum requires achieving at least 75th percentile. Straight-line interpolation is used to determine awards for results between performance levels. Dividends on the performance-based non-vested shares accrue and are only payable if and to the extent the shares vest.
Relationship Between Compensation Actually Paid and Company Performance
The relationship between compensation actually paid and company performance for the three years presented above aligns with our TSR due to the high percentage of total compensation that consists of equity awards.

Net income is not used in our executive compensation program due to fluctuations in net income experienced by real estate companies due to the impact of items such as depreciation and amortization and gains/losses on sales of properties, which was heavily impacted by the disposition volume in recent years as part of our portfolio transition from diversified to industrial. Although, net income is used to determine certain non-GAAP financial measures used in our executive compensation plan.

Adjusted Company FFO was not used in our executive compensation program for the years presented above due to the impact of our portfolio transition and first-generation vacancy. The portfolio transition entailed selling higher yielding, but riskier office and other assets and recycling the proceeds into lower yielding, but less risky warehouse and distribution assets that have greater rent growth and releasing potential, which impacted Adjusted Company FFO growth in the years presented above. First-generation vacancy impacted year-over-year Adjusted Company FFO growth in 2024. As a result of such impacts, Adjusted Company FFO may not have been aligned with compensation actually paid.

The following illustrates our cumulative TSR for the five-year period beginning December 31, 2020 versus the MSCI US REIT Index.
CEO PAY RATIO
For 2025, the annual total compensation of our median employee (other than our CEO) was $186,511 and the annual total compensation of our CEO was $6,645,384, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 36 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
To identify the median of the annual total compensation of all of our employees we used Medicare wages and tips for all 58 employees as of December 31, 2025. The annual total compensation of our median employee and our CEO were calculated in accordance with the requirements for the Summary Compensation Table above.

TRUSTEE COMPENSATION
None of our employees receives or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our non-employee trustees received the following aggregate amounts of compensation for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lawrence L. Gray	65,000	130,000	—	—	—	—	195,000
Arun Gupta	85,000	130,000	—	—	—	—	215,000
Jamie Handwerker	105,000	130,000	—	—	—	—	235,000
Derrick Johnson	65,000	130,000	—	—	—	—	195,000
Claire A. Koeneman	65,000	130,000	—	—	—	—	195,000
Nancy Elizabeth Noe	85,000	130,000	—	—	—	—	215,000
Howard Roth	90,000	130,000	—	—	—	—	220,000

In 2025, the non-employee trustee compensation arrangements were adjusted as follows:

Retainer Type	Retainer Amount ($)
General Cash	65,000
General Vested Common Share	130,000
Lead Trustee – Cash	40,000
Audit and Risk Chair – Cash	25,000
Compensation Chair – Cash	20,000
Nominating and Corporate Responsibility Chair – Cash	20,000

The retainers are paid quarterly in arrears and the portion of the retainer paid in common shares will be based on the average closing price over the applicable quarter.
Non-employee trustees also receive reimbursement of their out-of-pocket travel costs to attend meetings.
Any initial equity award for a newly appointed or elected trustee will be decided by the Compensation Committee on a case-by-case basis.
COMPENSATION COMMITTEE REPORT
The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s proxy statement for the 2026 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Compensation Committee of the Board of Trustees
/s/ Arun Gupta, Chairperson
Lawrence L. Gray
Claire A. Koeneman
Jamie Handwerker

AUDIT AND AUDIT-RELATED MATTERS
The following table presents audit fees and audit related fees and tax fees billed to us by Deloitte.

	2025	2024
Audit fees(1)	$1,344,000	$ 1,439,500
Audit-related fees(2)	—	—
Total audit and audit related fees	1,344,000	1,439,500
Tax fees(3)	281,285	324,000
All other fees	—	—
Total fees	$1,625,285	$ 1,763,500
(1)Audit fees are fees for services rendered for the audit and review of our financial statements.
(2)Audit-related fees refers to fees for services that are reasonably related to the performance of the audit or review of our financial statements.
(3)Tax fees consisted of fees for tax compliance and preparation services.
The Audit and Risk Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. All of the services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” were pre-approved by the Audit and Risk Committee, as set forth below.
The Audit and Risk Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit and Risk Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit and Risk Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit and Risk Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit- related services and tax services are pre-approved by the Audit and Risk Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit and Risk Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit and Risk Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit and Risk Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit and Risk Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the annual cost of all such retentions does not exceed $100,000. The Audit and Risk Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

REPORT OF THE AUDIT AND RISK COMMITTEE
The management of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), is responsible for the internal controls and financial reporting process of the Trust. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements and auditing the Trust’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon. The Audit and Risk Committee of the Board of Trustees of the Trust (the “Audit and Risk Committee”) is responsible for monitoring and overseeing these processes. The charter of the Audit and Risk Committee is designed to assist the Audit and Risk Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit and Risk Committee. Among the duties, powers and responsibilities of the Audit and Risk Committee as provided in the Audit and Risk Committee charter, the Audit and Risk Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,
•reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,
•pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,
•reviews the independence of the independent registered public accounting firm,
•reviews the adequacy of the Trust’s internal accounting controls, and
•reviews accounting, auditing and financial reporting matters with the Trust’s independent registered public accounting firm and management.
In connection with these responsibilities, the Audit and Risk Committee met with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, to review and discuss the December 31, 2025 audited consolidated financial statements. The Audit and Risk Committee has discussed with Deloitte the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit and Risk Committee also received the written disclosures and the letter from Deloitte, as required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit and Risk Committee concerning independence, and discussed with Deloitte its independence.
Based upon the Audit and Risk Committee’s discussions with management and Deloitte referred to above, and the Audit and Risk Committee’s review of the representations of management, the Audit and Risk Committee recommended that the Board of Trustees of the Trust include the December 31, 2025 audited consolidated financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission on February 12, 2026.
Submitted by the Audit and Risk Committee of the Board of Trustees
/s/ Howard Roth, Chairperson
Arun Gupta
Jamie Handwerker
Derrick Johnson

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS,
TRUSTEES, AND EXECUTIVE OFFICERS
The following table indicates, as of the close of business on the Record Date, (a) the number of common shares of the Company beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnote 1 to the table.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class
BlackRock, Inc.(2)	9,936,915	16.8%
Vanguard Portfolio Management LLC(3)	5,919,905	10.0%
State Street Corporation(4)	3,362,533	5.7%
(1)For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)Based on information contained in a Schedule 13G/A filed with the SEC on July 17, 2025, BlackRock, Inc., together with certain affiliates, collectively have sole voting power for 9,723,949 common shares and sole dispositive power for 9,936,315 common shares. BlackRock Inc. reported that the interests of iShares Core S&P Small-Cap ETF beneficially is more than 5% of the outstanding common shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Based on information contained in a Schedule 13G filed with the SEC on February 5, 2026, Vanguard Portfolio Management LLC, together with certain affiliates, has sole voting power for 22,815 common shares and sole dispositive power for 5,919,905 common shares. The address of Vanguard Portfolio Management LLC is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on information contained in a Schedule 13G filed with the SEC on February 9, 2026, State Street Corporation, together with certain affiliates, has shared voting power for 2,875,737 common shares and shared dispositive power for 3,362,533 common shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.

The following table indicates, as of the close of business on the Record Date, (a) the number of common shares beneficially owned by each trustee and each named executive officer, as identified in the Compensation Discussion and Analysis below, and by all trustees and executive officers as a group, and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and named executive officer listed below is c/o LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percentage of Class(2)
T. Wilson Eglin	806,072	(3)	1.4%
Nathan Brunner	93,243	(4)	*
Beth Boulerice	40,718	(5)	*
Joseph S. Bonventre	211,509	(6)	*
Brendan P. Mullinix	180,927	(7)	*
James Dudley	114,856	(8)	*
Lawrence L. Gray	24,936	(9)	*
Arun Gupta	18,010		*
Jamie Handwerker	24,717		*
Derrick Johnson	10,893		*
Claire A. Koeneman	25,898		*
Nancy Elizabeth Noe	12,247	(10)	*
Howard Roth	21,686		*
All trustees and executive officers as a group (15 persons)(11)	1,665,934		2.8%
*    Represents beneficial ownership of less than 1.0%
(1)For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security deemed owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the percentage owned by all trustees and executive officers as a group).
(3)Includes (i) 418,174 common shares held directly by Mr. Eglin, (ii) 361,726 common shares held by Mr. Eglin which are subject to performance or time-based vesting requirements, and (iii) 26,172 common shares held in trust in which Mr. Eglin is a beneficiary.
(4)Includes (i) 13,381 common shares held directly by Mr. Brunner, and (ii) 79,862 common shares held by Mr. Brunner which are subject to performance or time-based vesting requirements.
(5)Includes (i) 24,974 common shares held by Ms. Boulerice which are subject to performance or time-based vesting requirements, and (ii) 15,744 common shares held indirectly by Ms. Boulerice.
(6)Includes (i) 18,952 common shares held directly by Mr. Bonventre, (ii) 63,469 common shares held indirectly by Mr. Bonventre, and (iii) 129,088 common shares held directly by Mr. Bonventre which are subject to performance or time-based vesting requirements.
(7)Includes (i) 71,161 common shares held directly by Mr. Mullinix, and (ii) 109,766 common shares held directly by Mr. Mullinix which are subject to performance or time-based vesting requirements.
(8)Includes (i) 32,834 common shares held directly by Mr. Dudley, and (ii) 82,022 common shares held directly by Mr. Dudley which are subject to performance or time-based vesting requirements.
(9)All common shares held in a trust in which Mr. Gray is a trustee and/or beneficiary.
(10)All common shares held in a trust in which Ms. Noe is a trustee and/or beneficiary.
(11)Includes Nabil Andrawis, our Executive Vice President and Director of Taxation, and Mark Cherone, our Executive Vice President and Chief Accounting Officer, in addition to the listed trustees and named executive officers.

OTHER MATTERS
The Board of Trustees is not aware of any business to come before the Annual Meeting other than (1) the election of trustees, (2) the advisory, non-binding resolution to approve executive compensation, and (3) the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. However, if any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.
QUESTIONS AND ANSWERS
Why did you send me an Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 19, 2026?
We sent you the Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 19, 2026, or the Notice, regarding this proxy statement because we are holding the Annual Meeting and our Board of Trustees is asking for your proxy to vote your shares at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting. You do not have to attend the Annual Meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice. If you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.
Why did I receive the Notice instead of a paper copy of proxy materials?
The United States Securities and Exchange Commission, or SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish to shareholders proxy materials related to the Annual Meeting, including this proxy statement and our related annual report, by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they properly request them. Instead, the Notice, which was mailed to shareholders, provides notice of the Annual Meeting and instructs you as to how you may access and review all of the proxy materials on the internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you properly revoke it.
How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held and members of our Board of Trustees and management will also attend by webcast.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MR6ARA5. You also will be able to vote your shares online by attending the Annual Meeting by webcast.
To participate in the Annual Meeting, you will need to review the information included on the Notice, on your proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online Annual Meeting will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions as outlined in this proxy statement. For technical support, please contact 1-888-724-2416.

How do I register to attend the Annual Meeting virtually on the internet?
Registered Shareholders. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.
Beneficial Shareholders. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the internet. To register to attend the Annual Meeting by webcast you must submit proof of your proxy power (legal proxy) reflecting your LXP holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 8, 2026. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:    Computershare
LXP Industrial Trust Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Why are you holding a virtual meeting instead of a physical meeting?
Attendance at our past, in-person, annual meetings has been sparse. In 2020, we held our first virtual meeting primarily due to the COVID-19 pandemic.
We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings. In future years, we expect to continue to provide a virtual option to attend our annual meetings of shareholders.
Who is entitled to vote?
All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There was no other class of voting securities of the Company outstanding as of the close of business on the Record Date other than common shares.
What is the quorum for the Annual Meeting?
In order for any business to be conducted at the Annual Meeting, the holders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person via webcast or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes, if any, will be counted as present. As of the close of business on the Record Date, 58,957,523 common shares were issued and outstanding representing an equal number of votes entitled to be cast. Therefore, in order for a quorum to be present, holders of at least 29,478,762 common shares must be present, either in person via webcast or represented by proxy.
What is a broker non-vote?
Broker votes occur when a broker or nominee has either received voting instructions from the beneficial owner on how to vote the beneficial owner’s shares or casts a discretionary vote without voting instructions from the beneficial owner on a “routine” matter, (as defined by the NYSE). In contrast, broker non-votes occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the NYSE and, therefore, is not permitted under NYSE rules to cast a discretionary vote on that matter.

Will my shares be voted if I do not provide my proxy?
Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, which are broker votes as discussed above. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting, as described above. The election of trustees and the advisory resolution on the compensation of our named executive officers are considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be considered broker non-votes.
How many votes do I have?
Each common share outstanding on the Record Date is entitled to one vote for each trustee to be elected at the Annual Meeting and to cast one vote on each other item properly submitted for consideration at the Annual Meeting.
How do I vote or authorize a proxy to vote my shares that are held of record by me?
•Via Internet: Log on to www.envisionreports.com/LXP and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
•By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
•In Person: Vote at the Annual Meeting online via webcast.
How do I vote or authorize a proxy to vote my shares that are held by my bank, broker or other nominee?
If you have shares held by a bank, broker or other nominee (which is also known as holding shares in “street name”), you may instruct your bank, broker or other nominee to vote your shares by following the instructions that the bank, broker or other nominee provides to you. Most banks, brokers or other nominees offer voting instructions by mail, telephone and on the internet. If your shares are held in “street name,” your bank, broker or other nominee will not vote your shares unless you provide such instructions to your bank, broker or other nominee on how to vote your shares. If you would like to vote in person via webcast at the Annual Meeting, you must contact your bank, broker or other nominee and follow your bank’s, broker’s or other nominee’s instructions, including the instructions on how to obtain a proxy.
Are dissenters’ or appraisal rights available to Shareholders with respect to any of the proposals at the Annual Meeting?
No dissenters’ or appraisal rights are available with respect to any of the proposals being submitted to shareholders for their consideration at the Annual Meeting.
What am I voting on?
You will be voting on the following proposals:
(1)to elect eight trustees to serve until the 2027 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;
(2)to consider and vote upon an advisory, non-binding resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement;
(3)to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
(4)to transact such other business as may properly come before the 2026 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?
The Board of Trustees is not presently aware of any other items of business to be properly presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Joseph S. Bonventre and Mark Cherone, or either of them, with respect to any other matters that might be properly presented at the meeting or any postponement or adjournment thereof.
Why am I being asked to vote on executive compensation?
The Dodd-Frank Act requires us, as a public company, to seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers, as disclosed in this proxy statement. Based on the non-binding advisory recommendation selecting an annual frequency of such non-binding advisory votes at the 2023 Annual Meeting of Shareholders, we are currently seeking a vote from shareholders on an advisory resolution to approve the compensation awarded to our named executive officers on an annual basis. This advisory vote is non-binding, but the Board of Trustees considers our shareholders’ concerns and takes them into account in determinations concerning our executive compensation program. See “Compensation of Executive Officers,” above. We expect to next seek a recommendation on the frequency of such non-binding advisory votes at the 2029 Annual Meeting of Shareholders.
How many votes are required to act on the proposals?
Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by holders of common shares at the Annual Meeting will be sufficient for (1) the election of each nominee for trustee named herein, (2) the adoption of the advisory, non-binding resolution to approve the compensation of our named executive officers, and (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will not be counted as a vote cast and will have no effect on the result of the vote on (1) the election of trustees, or (2) the resolution to approve, on an advisory, non-binding basis, the compensation of our named executive officers. As noted above, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting. Accordingly, there will be no broker non-votes regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and any abstentions by you or your broker will have no effect on the result of the vote. The election of trustees and the advisory, non-binding resolution on the compensation of our named executive officers are considered “non- routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be “broker non-votes.”
For purposes of the election of trustees, a majority of votes cast means the number of shares voted “FOR” a nominee must exceed the number of shares cast “AGAINST” with respect to a nominee. If a nominee that is already serving as a trustee is not elected, such trustee is required to offer to tender their resignation to our Board of Trustees. The Nominating and Corporate Responsibility Committee will make a recommendation to our Board of Trustees on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Trustees is required to act on the Nominating and Corporate Responsibility Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The trustee who tenders their resignation will not participate in our Board of Trustee’s decision.
For purposes of the remaining proposals properly brought before the Annual Meeting other than the election of trustees, a majority of votes cast means the number of shares voted “FOR” a proposal must exceed the number of shares as to which the holders elected to vote “AGAINST” such proposal. The votes on (1) the advisory resolution to approve the compensation of our named executive officers, and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, are non-binding and serve only as recommendations to the Board of Trustees and the Audit and Risk Committee, as applicable.

What happens if I authorize my proxy without voting on all proposals?
When you return a properly executed proxy card or authorize your proxy telephonically or by the internet, the shares that the proxy card or authorization represents will be voted in accordance with your directions. If you return the signed proxy card with no direction on a proposal, other than in the case of broker non-votes, the shares represented by your proxy will be voted in favor of (FOR) each of our nominees for trustee in Proposal No. 1 and in favor of (FOR) Proposals No. 2 and No. 3 and will be voted in the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.
What if I want to change my vote after I return my proxy?
If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:
(1)delivering written notice of revocation to our Secretary at c/o LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401;
(2)submitting to us a duly executed proxy card bearing a later date;
(3)authorizing a proxy via the internet or by telephone at a later date; or
(4)attending the Annual Meeting and voting at the annual meeting online via webcast;
provided, however, that no such revocation under clause (1) or (2) shall be effective until written notice of revocation or a later dated proxy card is received by our Secretary on or before 11:59 p.m., Eastern Time, on May 18, 2026.
Participating in our Annual Meeting will not constitute a revocation of a previously delivered proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares by voting your shares online during the Annual Meeting webcast.
If you have shares held by a broker, you must follow the instructions given by your broker to change or revoke your voting instructions.
Will anyone contact me regarding this vote?
It is contemplated that brokerage houses will forward the proxy materials to shareholders at our request. In addition to the solicitation of proxies by use of the mail, our trustees, officers, and other employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We may, from time to time, engage and pay outside proxy solicitation firms, although we have not engaged an outside firm at this time.
Who has paid for this proxy solicitation?
We will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, proxy statement, and other materials that may be sent to shareholders in connection with this solicitation. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.
How do I nominate a trustee or submit a proposal for the 2027 Annual Meeting of Shareholders?
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for inclusion in our proxy statement and proxy card for our 2027 Annual Meeting of Shareholders, you must submit the proposal to our Secretary at our principal executive office no later than December 7, 2026.
If you wish to submit a trustee nomination pursuant to the “proxy access” provisions of our bylaws for inclusion in our proxy statement and proxy card for our 2027 Annual Meeting of Shareholders, you must submit the trustee nomination in accordance with the requirements of Section 1.13 of our bylaws not earlier than November 7, 2026 and not later than 5:00 p.m., Eastern Time, on December 7, 2026.
In addition, any shareholder who wishes to submit a proposal or trustee nomination pursuant to the “advance notice” provisions of our bylaws for the 2027 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8 under the Exchange Act) must comply with Section 1.11 our bylaws, including delivering the required information and certifications to our Secretary at our principal executive offices not earlier than November 6, 2026 and not later than the close of business on December 7, 2026.

Further, in addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act shareholders who intend to solicit proxies in support of director nominees other than the Trust’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 20, 2027
Our Board of Trustees will review any shareholder proposals or trustee nominations that are submitted timely and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2027 Annual Meeting of Shareholders.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.
Can I find additional information on the Company’s web site?
Yes. Our web site is located at www.LXP.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees, and reports that we file and furnish with the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines, and charters of board committees also may be obtained by written request addressed to (1) LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401, Attention: Investor Relations or (2) ir@lxp.com.
Important Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting To Be Held on May 19, 2026 — This proxy statement and the Annual Report to Shareholders are available at www.envisionreports.com/LXP.
We have elected to provide access to our proxy materials to our shareholders on the internet. Accordingly, an Important Notice of Meeting and Notice Regarding the Availability of Proxy Materials for the LXP Industrial Trust Shareholder Meeting to be Held on May 19, 2026 was or will be mailed on or about April 6, 2026 to our shareholders of record as of the close of business on the Record Date. If you wish to receive a hard copy of the proxy materials, please visit or contact:
(1)    By Internet: www.envisionreports.com/LXP
(2)    By Telephone: 1-866-641-4276
(3)    By E-Mail1: investorvote@computershare.com
Please make the requests as instructed above on or before May 8, 2026 to facilitate timely delivery.
How do I obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 from the Company?
Upon written request to (1) LXP Industrial Trust, 515 N. Flagler Drive, Suite 408, West Palm Beach, Florida, 33401, Attention: Investor Relations or (2) ir@lxp.com, we will provide any shareholder, without charge, a hard copy of our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC, including our financial statements and schedule, but without exhibits. You may also obtain our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, at www.envisionreports.com/LXP.
What is “householding”?
“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding.”
1 If requesting materials by e-mail, please send an e-mail with “Proxy Materials LXP Industrial Trust” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side of the Notice of Proxy, and state that you want a paper copy of the meeting materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Appendix A
Certain Definitions
“GAAP” means United States generally accepted accounting principles in effect from time to time.
Adjusted EBITDA: Adjusted EBITDA represents EBITDA (earnings before interest expense, taxes, depreciation and amortization) modified to include other adjustments to GAAP net income for gains on sales of properties or changes in control, non-cash and purchase option impact of sales-type leases, impairment charges, debt satisfaction gains (losses), net, non-cash charges, net, straight-line adjustments, change in credit loss revenue, non-recurring charges and adjustments for pro-rata share of non-wholly owned entities. LXP’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. LXP believes that net income is the most directly comparable GAAP measure to Adjusted EBITDA.
“Base Rent” is calculated by making adjustments to GAAP rental revenue to exclude billed tenant reimbursements and lease termination income and to include ancillary income. Base Rent excludes reserves/write-offs of deferred rent receivable, as applicable. LXP believes Base Rent provides a meaningful measure due to the net lease structure of leases in the portfolio.
“Cash Base Rent” is calculated by making adjustments to GAAP rental revenue to remove the impact of GAAP required adjustments to rental income such as adjustments for straight-line rents related to free rent periods and contractual rent increases. Cash Base Rent excludes billed tenant reimbursements, noncash sales-type lease income and lease termination income, and includes ancillary income. LXP believes Cash Base Rent provides a meaningful indication of an investments ability to fund cash needs.
“Funds from Operations (FFO)” and “Adjusted Company FFO”. We believe Funds from Operations, or FFO, is a widely recognized and appropriate measure of the performance of an equity real estate investment trust (“REIT”). We believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.
The National Association of Real Estate Investment Trusts, or Nareit, defines FFO as “net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sales of certain real estate assets, gains and losses from change in control and impairment writedowns of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in value of depreciable real estate held by the entity. The reconciling items include amounts to adjust earnings from consolidated partially-owned entities and equity in earnings of unconsolidated affiliates to FFO.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.
LXP presents FFO available to common shareholders - basic and also presents FFO available to all equityholders - diluted on a company-wide basis as if all securities that are convertible, at the holder's option, into LXP's common shares, are converted at the beginning of the period. LXP also presents Adjusted Company FFO available to all equityholders - diluted which adjusts FFO available to all equityholders - diluted for certain items which we believe are not indicative of the operating results of LXP's real estate portfolio and not comparable from period to period. LXP believes this is an appropriate presentation as it is frequently requested by security analysts, investors and other interested parties. Since others do not calculate these measures in a similar fashion, these measures may not be comparable to similarly titled measures as reported by others. These measures should not be considered as an alternative to net income as an indicator of LXP’s operating performance or as an alternative to cash flow as a measure of liquidity.
The definitions of FFO and Adjusted Company FFO available to all equityholders and unitholders – diluted and related reconciliations are available on pages 43-44 of our Annual Report on Form 10-K for the year ended December 31, 2025.
“Net operating income (NOI)” is a measure of operating performance used to evaluate the individual performance of an investment. This measure is not presented or intended to be viewed as a liquidity or performance measure that presents a numerical measure of LXP's historical or future financial performance, financial position or cash flows. LXP defines NOI as operating revenues (rental income (less GAAP rent adjustments, non-cash income and purchase option income related to sales-type leases, and lease termination income, net) and other property income) less property operating expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, LXP's NOI may not be comparable to that of other companies. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other nonproperty income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. LXP believes that net income is the most directly comparable GAAP measure to NOI.
“Same-store NOI” represents the NOI for consolidated properties that were owned, stabilized and included in our portfolio for the entirety of the two comparable reporting periods. As Same-Store NOI excludes the change in NOI from acquired, expanded and disposed of properties and properties with significant casualty loss, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Other REITs may use different methodologies for calculating Same-Store NOI, and accordingly, LXP's Same-Store NOI may not be comparable to other REITs. Management believes that Same-Store NOI is a useful supplemental measure of LXP's operating performance. However, Same-Store NOI should not be viewed as an alternative measure of LXP's financial performance since it does not reflect the operations of LXP's entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other nonproperty income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of LXP's properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact LXP's results from operations. LXP believes that net income is the most directly comparable GAAP measure to Same-Store NOI.
The definition of Same-Store NOI and related reconciliation is available on pages 41-42 of our Annual Report on Form 10-K for the year ended December 31, 2025.

The following presents a reconciliation of net income attributable to common shareholders to Adjusted EBITDA and net debt to Adjusted EBITDA for 2025 (dollars in thousands, except share and per share amounts):

Adjusted EBITDA ($000):	Twelve months ended December 31, 2025
Net income attributable to
LXP Industrial Trust shareholders	$113,160
Interest and amortization expense	62,923
Provision (benefit) for income taxes	699
Depreciation and amortization	196,615
Straight-line adjustments	(5,483)
Lease incentives	1,859
Lease termination income, net	(276)
Amortization of above/below market leases	(2,562)
Gains on sales of or disposal of, and recovery on, real estate, net	(145,627)
Transaction costs	178
Loss on debt satisfaction, including our share of non-consolidated entities	11,812
Non-cash charges, net	11,800

Pro-rata share adjustments:
Non-consolidated entities adjustment	12,435
Noncontrolling interests adjustment	4,732

Adjusted EBITDA	$262,265

Net Debt / Adjusted EBITDA:
Adjusted EBITDA	$262,265

Consolidated debt	$1,351,400
less consolidated cash and cash equivalents	(170,394)
Non-consolidated debt, net	91,039
Net debt	$1,272,045
Net Debt/Adjusted EBITDA	4.9x

LXP INDUSTRIAL TRUST

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2026 Annual Meeting Proxy Card

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A Proposals – The Board of Trustees recommends a vote "FOR" all nominees and "FOR" Proposals 2 and 3.

1. Election of Trustees

Nominee	For	Against	Abstain
01 - T. Wilson Eglin	☐	☐	☐
02 - Lawrence L. Gray	☐	☐	☐
03 - Arun Gupta	☐	☐	☐
04 - Jamie Handwerker	☐	☐	☐
05 - Derrick Johnson	☐	☐	☐
06 - Claire A. Koeneman	☐	☐	☐
07 - Nancy Elizabeth Noe	☐	☐	☐
08 - Howard Roth	☐	☐	☐

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LXP Industrial Trust

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Proxy Solicited by Board of Trustees for 2026 Annual Meeting of Shareholders — May 19, 2026

The undersigned shareholder of LXP Industrial Trust, a Maryland real estate investment trust, hereby appoints Joseph S. Bonventre and Mark Cherone, or either of them as proxies for the undersigned, each with the power of substitution, to attend the 2026 Annual Meeting of Shareholders of LXP Industrial Trust to be held on May 19, 2026, at 2:00 P.M., ET, virtually via the internet at https://meetnow.global/MR6ARA5, or any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2026 Annual Meeting of Shareholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Shares represented by this proxy will be voted as instructed below. If no such directions are indicated, but this proxy is properly executed, the Proxies will have authority to vote FOR the election of each nominee in proposal 1 and FOR proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

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